Filed Pursuant to Rule 424(b)(5)
Registration No. 333-224979

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has become effective under the Securities Act of 1933. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS SUPPLEMENT DATED FEBRUARY 11, 2019

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 16, 2018)

$

    % Fixed-to-Floating Rate Subordinated Notes due 2029

F.N.B. Corporation, or FNB, is offering                 aggregate principal amount of     % Fixed-to-Floating Rate Subordinated Notes due 2029, which we refer to as the “subordinated notes.” The subordinated notes will be offered in minimum denominations of $1,000 and integral multiples of $1,000. The subordinated notes will mature on February    , 2029 (the “Maturity Date”). From and including the date of original issuance to, but excluding February    , 2024, the subordinated notes will bear interest at an initial rate of     % per annum, payable semi-annually in arrears on August      and February     of each year, commencing on August    , 2019. Unless redeemed, from and including February    , 2024 to but excluding the Maturity Date, the interest rate will reset quarterly to an annual interest rate equal to the then-current three-month LIBOR rate plus                  basis points, payable quarterly in arrears on February    , May    , August     and November     of each year, commencing on May    , 2024. Notwithstanding the foregoing, in the event that three-month LIBOR is less than zero, three-month LIBOR shall be deemed to be zero.

We may, at our option, beginning with the interest payment date of February    , 2024, but not prior thereto (except upon the occurrence of certain events), and on any interest payment date thereafter, redeem the subordinated notes, in whole or in part. The subordinated notes will not otherwise be redeemable by us prior to maturity, unless certain events occur, as described under “Description of the Notes—Redemption” in this prospectus supplement. The redemption price for any redemption is 100% of the principal amount of the subordinated notes, plus accrued and unpaid interest thereon to but excluding the date of redemption. Any early redemption of the subordinated notes will be subject to the receipt of the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) to the extent then required under applicable laws or regulations, including capital regulations. The subordinated notes are not redeemable at the option or election of holders.

The subordinated notes will be our subordinated unsecured obligations and will be subordinated in right of payment to all of our existing and future senior indebtedness, including general creditors other than holders of our trade accounts payable incurred in the ordinary course, and effectively subordinated to all of our existing and future secured indebtedness. The subordinated notes will rank equal in right of payment with all of our existing and future subordinated indebtedness, provided that the subordinated notes rank senior to the junior subordinated debentures issued to our capital trust subsidiaries. The subordinated notes will be structurally subordinated to all existing and future liabilities and other obligations of our subsidiaries, including the bank deposits of our subsidiary bank.

There will be no sinking fund for the subordinated notes. The subordinated notes will be unsecured obligations solely of F.N.B. Corporation and will not be obligations of, and will not be guaranteed by, any of F.N.B. Corporation’s subsidiaries. Holders of subordinated notes may not accelerate the maturity of the subordinated notes, except upon our, or our subsidiary bank’s, bankruptcy, insolvency, liquidation, receivership or similar event. The holders of the subordinated notes may be fully subordinated to interests held by the U.S. government in the event that we enter into a receivership, insolvency, liquidation, or similar proceeding.

The subordinated notes are a new issue of securities with no established trading market. We do not intend to list the subordinated notes on any securities exchange or include the subordinated notes in any automated quotation system. Morgan Stanley & Co. LLC and Sandler O’Neill & Partners, L.P. intend to make a market in the subordinated notes, but have no obligation to do so, and may discontinue any market-making in the subordinated notes at any time without notice.

The subordinated notes are not deposits and are not insured by the Federal Deposit Insurance Corporation, or FDIC, or any other governmental agency. The subordinated notes are ineligible as collateral for a loan or extension of credit from FNB or any of its subsidiaries.

Investing in the subordinated notes involves risks. See the “Risk Factors” section on page S-10 of this prospectus supplement, as well as the risk factors disclosed in our periodic reports filed with the Securities and Exchange Commission, or SEC, for a discussion of certain risks that you should consider in connection with an investment in the subordinated notes.

	Price to Public (1)		Underwriting Discounts		Proceeds to Us Before Expenses (1)
Per Subordinated Note		%		%		%
Total	$		$		$

(1)	Plus accrued interest, if any, from February , 2019, if settlement occurs after that date.

The underwriters expect to deliver the subordinated notes to investors through the book-entry facilities of The Depository Trust Company and its participants, on or about February    , 2019.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Morgan Stanley	Sandler O’Neill + Partners, L.P.

The date of this prospectus supplement is                 , 2019.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which is part of a registration statement that we filed with the SEC using a “shelf” registration process. The accompanying prospectus describes more general information, some of which may not apply to this offering. Generally, when we refer to the “prospectus,” we are referring to both the prospectus supplement and the accompanying prospectus combined. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See “Incorporation of Certain Documents by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, together with any free writing prospectus or other offering material used in connection with this offering. Neither we nor the underwriters take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the underwriters have authorized any other person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of the respective dates of such documents or as of the dates specified for such information. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context otherwise requires, references to “F.N.B. Corporation,” “FNB”, the “Corporation,” “we,” “our” and “us” and similar terms mean F.N.B. Corporation and its subsidiaries.

S-i

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains an internet site that contains reports, proxy and information statements and other information about issuers, like us, who file electronically with the SEC. The address of the SEC’s website is www.sec.gov. In addition, you may inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, or the Securities Act, covering the securities described in this prospectus supplement and the accompanying prospectus. As permitted by SEC rules, this prospectus supplement and the accompanying prospectus do not contain all of the information included in the registration statement, some of which is contained in exhibits included with or incorporated by reference in the registration statement. The registration statement, including the exhibits contained or incorporated by reference therein, can be read at the SEC’s website or the SEC’s Public Reference Room.

Our internet website address is www.fnbcorporation.com. We make available, free of charge, on or through our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K that are filed with or furnished to the SEC, and amendments to those reports, as soon as reasonably practicable after we electronically file such reports with, or furnish them to, the SEC. The contents of our website are not part of this prospectus supplement, and the reference to our website does not constitute incorporation by reference in this prospectus supplement of the information contained at that site.

S-ii

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus supplement the information in documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The following documents that we have filed with the SEC are incorporated by reference in, and considered a part of, this prospectus supplement:

•	Our Annual Report on Form 10-K for the year ended December 31, 2017, which we filed on February 28, 2018;

•	The portions of our definitive proxy statement on Schedule 14A, filed on March 30, 2018, that are incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2017;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018, which we filed on May 10, 2018, August 7, 2018 and November 7, 2018, respectively; and

•	Our Current Reports on Form 8-K filed on April 6, 2018, May 22, 2018, May 29, 2018 and June 7, 2018.

We are also incorporating by reference in this prospectus supplement all other documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and prior to the termination or completion of any offering of subordinated notes under this prospectus supplement.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference in this prospectus supplement (other than exhibits to those documents unless they are specifically incorporated by reference in those documents). Requests should be directed to:

F.N.B. Corporation

12 Federal Street

One North Shore Center

Pittsburgh, Pennsylvania, 15212

Attention: Corporate Secretary

S-iii

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including our expectations relative to business and financial metrics, our outlook regarding revenues, expenses, earnings, liquidity, asset quality and statements regarding the impact of technology enhancements and customer and business process improvements.

Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are based on current expectations and assumptions that are subject to risk, uncertainties and unforeseen events which may cause actual results to differ materially from future results expressed, projected or implied by these forward-looking statements. All forward-looking statements speak only as of the date they are made and are based on information available at that time. We assume no obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events, except as required by federal securities laws. Further, it is not possible to assess the effect of all risk factors on our business of the extent to which any one risk factor or compilation thereof may cause actual results to differ materially from those contained in any forward-looking statements. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

Such forward-looking statements may be expressed in a variety of ways, including the use of future and present tense language expressing expectations or predictions of future financial or business performance or conditions based on current performance and trends. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “will,” “should,” “project,” “goal,” and other similar words and expressions. These forward-looking statements involve certain risks and uncertainties. In addition to factors previously disclosed in our reports filed with the SEC, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:

•	changes in asset quality and credit risk

•	the inability to sustain revenue and earnings growth

•	changes in interest rates, deposit costs and capital markets

•	changes or errors in the methodologies, models, assumptions and estimates we use to prepare our financial statements, make business decisions and manage risks

•	inflation

•	inability to effectively grow and expand our customer bases

•

our ability to execute on key priorities, including successful completion of acquisitions and dispositions, business retention, expansion plans, strategic plans and attracting, developing and retaining key executives

•	potential difficulties encountered in operating in new and remote geographic markets

•	customer borrowing, repayment, investment and deposit practices

•	customer disintermediation

•	the introduction, withdrawal, success and timing of business and technology initiatives

•	economic conditions in the various regions in which we operate

•	competitive conditions, including increased competition through internet, mobile banking, fintech, and other non-traditional competitors

S-iv

•	the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with acquisitions and divestitures

•	the inability to originate and re-sell mortgage loans in accordance with business plans

•

our inability to effectively manage our economic exposure and GAAP earnings exposure to interest rate volatility, including availability of appropriate derivative financial investments needed for interest rate risk management purposes;

•	economic conditions

•	interruption in or breach of security of our information systems

•	the failure of third parties and vendors to comply with their obligations to us, including related to care, control, and protection of such information

•	the evolution of various types of fraud or other criminal behavior to which we are exposed

•	integrity and functioning of products, information systems and services provided by third party external vendors

•	changes in tax rules and regulations or interpretations including, but not limited to, the recently enacted Tax Cuts and Jobs Act

•	changes in or anticipated impact of accounting policies, standards and interpretations

•	ability to maintain adequate liquidity to fund our operations

•	changes in asset valuations;

•

the initiation of significant legal or regulatory proceedings against us and the outcome of any significant legal or regulatory proceeding including, but not limited to, actions by federal or state authorities and class action cases, new decisions that result in changes to previously settled law or regulation, and any unexpected court or regulatory rulings

•

the impact, extent and timing of technological changes, capital management activities, and other actions of the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Consumer Financial Protection Bureau, the Federal Deposit Insurance Corporation and legislative and regulatory actions and reforms.

The factors identified in this section are not exclusive and are not intended to represent a complete list of all the factors that could adversely affect our business, operating results, financial condition or cash flows. Other factors not presently known to us or that we currently deem immaterial to us may also have an adverse effect on our business, operating results, financial condition or cash flows, and the factors we have identified could affect us to a greater extent than we currently anticipate. Many of the important factors that will determine our future financial performance and financial condition are beyond our ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements, which speak only as of the date they are made. See “Risk Factors” below and in our Annual Report on Form 10-K (including MD&A section) for the year ended December 31, 2017, which is hereby incorporated by reference into this prospectus supplement, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. Except as required by applicable law or the rules and regulations of the SEC, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings and reports with the SEC should be consulted. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995, and all of our forward-looking statements are expressly qualified in their entirety by the cautionary statements contained or referenced in this section.

S-v

SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference and does not contain all the information you should consider in making your investment decision. You should carefully read this entire prospectus supplement, the accompanying prospectus, any free writing prospectus or other offering material and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus before making an investment decision. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” You should give particular consideration to the “Risk Factors” sections of this prospectus supplement and our Annual Report on Form 10-K for the year ended December 31, 2017, to determine whether an investment in the subordinated notes is appropriate for you. In addition, certain statements in this “Summary” section include forward-looking information that involves risks and uncertainties. See “Forward-Looking Statements.”

ABOUT FNB

We are a financial holding company under the Gramm-Leach-Bliley Act of 1999. We were formed in 1974 as a bank holding company and are headquartered in Pittsburgh, Pennsylvania. We have three reportable business segments: Community Banking, Wealth Management and Insurance. We hold a significant retail deposit market share in attractive markets including: Pittsburgh, Pennsylvania; Baltimore, Maryland; Cleveland, Ohio; and Charlotte, Raleigh-Durham and the Piedmont Triad (Winston-Salem, Greensboro and High Point) in North Carolina. As of September 30, 2018, we had 397 banking offices throughout Pennsylvania, Ohio, Maryland, West Virginia, North Carolina and South Carolina.

As a diversified financial services holding company, FNB, through our subsidiaries, provides a full range of financial services, principally to consumers, corporations, governments and small- to medium-sized businesses in our market areas through our subsidiary network, which is led by our largest subsidiary, First National Bank of Pennsylvania (“FNBPA”). Our business strategy focuses primarily on providing quality, consumer- and commercial-based financial services adapted to the needs of each of the markets we serve. We seek to maintain our community orientation by providing local management with certain autonomy in decision making, enabling them to respond to customer requests more quickly and to concentrate on transactions within their market areas. We seek to preserve some decision making at a local level, however, we have centralized legal, loan review, credit underwriting, accounting, investment, audit, loan operations, deposit operations and data processing functions. The centralization of these processes enables us to maintain consistent quality of these functions and to achieve certain economies of scale. As of September 30, 2018, FNB had total assets of $32.6 billion, loans of $21.8 billion and deposits of $23.5 billion.

Our principal executive offices are located at 12 Federal Street, One North Shore Center, Pittsburgh, Pennsylvania, 15212. Our common shares are traded on The New York Stock Exchange under the symbol “FNB.” We maintain a website at www.fnbcorporation.com where general information about us is available. The information on our website is not a part of, and is not incorporated into, this prospectus supplement or the accompanying prospectus.

RECENT DEVELOPMENTS

Preliminary Financial Results for Full Year 2018 Compared with Full Year 2017

On January 22, 2019, we announced preliminary financial results for the year ended December 31, 2018. We have not yet closed our books for 2018 and have not filed our Annual Report on Form 10-K for the year ended December 31, 2018. Therefore, our operating results for the period are subject to completion of our normal year-end closing review procedures, which may result in changes to these results. Furthermore, our independent registered public accounting firm has not completed its review of our results for the period. These results should be read in conjunction with the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes thereto presented in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018 and in our Annual Report on Form 10-K for the year ended December 31, 2017. Our actual results may differ materially from these statements due to the completion of our financial closing procedures, final adjustments and other developments that may arise between now and the time the financial results for the year are finalized.

For the full year of 2018, net income available to common shareholders was $364.8 million or $1.12 per diluted common share, compared to $191.2 million or $0.63 per diluted common share for the full year of 2017. Net income available to common shareholders for the full year of 2017 reflected the impact of merger-related expenses of $56.5 million, the impact of merger-related securities gains of $2.6 million and the impact of a reduction in the valuation of net deferred tax assets of $54.0 million due to the enactment of the Tax Cuts and Jobs Act during the fourth quarter of 2017.

Net interest income totaled $932.5 million, increasing $86.1 million, or 10.2%, reflecting average earning asset growth of $2.7 billion, or 10.7%, compared to the full year of 2017. Higher yields on earning assets and higher incremental purchase accounting accretion were offset by higher rates paid on deposits and borrowings. The full year of 2018 included $14.4 million of higher incremental purchase accounting accretion and $2.5 million of higher cash recoveries, compared to the full year of 2017, reflecting improved credit quality.

Average loans totaled $21.6 billion, an increase of $2.1 billion, or 10.6%, compared to the full year of 2017, due to the benefit from acquired balances and continued organic growth. Organic growth in total average loans equaled $1.1 billion, or 5.4%. Organic growth in average commercial loans totaled $575 million, or 4.4%, led by strong commercial activity in the Cleveland and Mid-Atlantic (Greater Baltimore-Washington D.C. markets) regions and continued growth in the equipment finance and asset-based lending businesses. Total average organic consumer loan growth of $533 million, or 7.1%, was led by strong growth in residential mortgage loans of $393 million and indirect auto loans of $364 million, partially offset by declines in consumer credit lines and direct installment balances. Average deposits totaled $22.8 billion and increased $2.4 billion, or 11.6%, compared to the full year of 2017, due to the benefit of acquired balances and average organic growth of $1.4 billion, or 6.6%.

Non-interest income totaled $275.7 million, increasing $23.2 million, or 9.2%, compared to the full year of 2017. Excluding the $5.1 million gain on the sale of Regency Finance Company (“Regency”) and $3.7 million loss on fixed assets related to branch consolidations in 2018 and the $2.6 million of merger-related net securities gains in 2017, non-interest income increased $24.4 million, or 9.7%, compared to the full year of 2017, attributable to the continued growth of our fee-based businesses of trust services, brokerage, capital markets, and mortgage banking. Those businesses grew revenue 11.7%, 14.8%, 28.7%, and 9.8%, respectively, compared to the full year of 2017.

Non-interest expense totaled $694.5 million, increasing $13.0 million, or 1.9%, compared to the full year of 2017. The full year of 2018 included $2.9 million of branch consolidation expenses and a $0.9 million discretionary 401(k) contribution made following tax reform, while 2017 included $56.5 million of merger-related expenses. Excluding these expenses, total non-interest expense increased $65.7 million, or 10.5%, compared to the full year of 2017, with the increase primarily attributable to the expanded operations in North and South Carolina.

The provision for credit losses was $61.2 million, compared to $61.1 million. in 2017. Net charge-offs totaled $56.0 million, or 0.26%, of total average loans, compared to $43.8 million, or 0.22% in 2017. Originated net charge-offs were 0.31% of total average originated loans, compared to 0.33% in 2017. Net charge-offs during 2018 included $13.4 million, or 0.06%, related to a sale of nonperforming loans and the sale of Regency. Both actions had no associated provision impact.

The effective tax rate was 17.6% for 2018, and benefited from the lower corporate income tax rate and renewable energy tax credits obtained via lease financing. Income taxes for 2017 were affected by merger-related items and the impact of a $54.0 million reduction in the valuation of deferred tax assets reflecting the passage of the Tax Cuts and Jobs Act, which lowered the U.S. corporate income tax rate from 35% to 21% as of January 1, 2018.

THE OFFERING

The summary below sets forth some of the principal terms of the subordinated notes and is not intended to be complete. It may not contain all of the information that may be important to you in deciding whether to invest in the subordinated notes. For a more complete discussion of the subordinated notes, please refer to the “Description of the Notes” section in this prospectus supplement and the “The Securities We May Offer—Debt Securities” section in the accompanying prospectus. You should read this entire prospectus supplement and the accompanying prospectus, together with the information incorporated by reference, before making an investment decision. For purposes of this section, references to “F.N.B. Corporation,” “we,” “us” or “our” include only F.N.B. Corporation and not any of its subsidiaries.

Issuer	F.N.B. Corporation

Securities	$ aggregate principal amount of % Fixed-to-Floating Rate Subordinated Notes due 2029.

Issue Price	%

Maturity Date	The subordinated notes will mature on February , 2029.

Interest Rate

From and including the date of original issuance to, but excluding February    , 2024, a fixed rate of         % per annum.

Unless redeemed, from and including February    , 2024 to but excluding the Maturity Date (the “Floating Rate Period”), a floating per annum rate equal to the then-current three-month LIBOR rate, determined on the interest determination date of the applicable interest period, plus    basis points; provided, however, in the event that three-month LIBOR is less than zero, three-month LIBOR shall be deemed to be zero. For any interest determination date during the Floating Rate Period, subject to the provisions described below under “Description of the Notes-Interest” for circumstances where we determine that three-month LIBOR has been permanently discontinued or is no longer viewed as an acceptable benchmark for securities like the subordinated notes, “three-month LIBOR” means the rate for deposits in U.S. dollars having an index maturity of three months as such rate is displayed on Bloomberg on page BBAM1 (or any other page as may replace such page on such service or any successor service for the purpose of displaying the London interbank rates of major banks for U.S. dollars) (“Bloomberg BBAM1”) as of 11:00 a.m., London time. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as described below under “Description of the Notes-Interest.”

F.N.B. Corporation has appointed Wilmington Trust, National Association as the calculation agent (the “Calculation Agent”) for purposes of determining three-month LIBOR for each floating rate interest period.

Interest Payment Dates

From the date of original issuance and ending on February    , 2024, we will pay interest on the subordinated notes on February     and August     of each year, commencing August    , 2019.

After February    , 2024 to but excluding the Maturity Date or the date of earlier redemption, we will pay interest on the subordinated notes on February     , May    , August and November of each year, commencing May    , 2024.

Record Dates	Interest on each note will be payable to the person in whose name such note is registered on the 15th calendar day immediately preceding the applicable interest payment date.

Day Count Convention

Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months to but excluding February    , 2024 and, thereafter, on the basis of the actual number of days in the relevant interest period divided by 360.

No Guarantees

The subordinated notes will not be guaranteed by any of our subsidiaries, including FNBPA. As a result, the subordinated notes will be structurally subordinated to the liabilities of our subsidiaries as described below under “Ranking.”

Ranking

The subordinated notes will be our subordinated unsecured obligations and will rank:

•   subordinated in right of payment to all of our existing and future senior indebtedness, including general creditors other than holders of our trade accounts payable incurred in the ordinary course;

•   effectively subordinated to all of our existing and future secured indebtedness;

•   equal in right of payment with all of our existing and future subordinated indebtedness;

•   rank senior to our obligations relating to any outstanding junior subordinated debt securities issued to our capital trust subsidiaries; and

•   structurally subordinated to all existing and future liabilities and other obligations of our subsidiaries, including the bank deposits of our subsidiary bank.

As of September 30, 2018, our total long-term borrowings were approximately $627.0 million, of which approximately $270.0 million was senior indebtedness (including secured indebtedness) and $357.0 million was subordinated indebtedness composed of (i) $159.2 million of subordinated debt issued in a prior capital raise or assumed through acquisitions and $87.1 million of subordinated notes registered for an ongoing public offering, issued by our subsidiary FNB Financial Services, LP, and fully and unconditionally guaranteed by us, both of which rank pari passu with the subordinated notes offered hereby, and (ii) $110.7 million of junior subordinated debt, which ranks junior to the subordinated notes offered hereby.

As of September 30, 2018, our subsidiaries had total deposits of $23.5 billion and total borrowings (including deposits) of $27.8 billion, to which the subordinated notes would have been structurally subordinated.

After giving effect to the issuance of the subordinated notes, our total consolidated indebtedness would have been approximately $             million.

The indenture governing the subordinated notes does not limit the amount of debt that we or our subsidiaries may incur, including secured indebtedness.

Optional Redemption

We may, at our option, beginning with the interest payment date of February    , 2024, but not prior thereto (except upon the occurrence of certain events specified below) and on any interest payment date thereafter, redeem the subordinated notes, in whole or in part, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the capital adequacy rules of the Federal Reserve, at a redemption price equal to 100% of the principal amount of the subordinated notes to be redeemed plus accrued and unpaid interest to but excluding the date of redemption.

Special Redemption

We may also redeem the subordinated notes at any time, including prior to February    , 2024, at our option, in whole but not in part, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the capital adequacy rules of the Federal Reserve, if: (a) a change or prospective change in law occurs that could prevent us from deducting interest payable on the subordinated notes for U.S. federal income tax purposes; (b) a subsequent event occurs that could preclude the subordinated notes from being recognized as Tier 2 capital for regulatory capital purposes; or (c) we are required to register as an investment company under the Investment Company Act of 1940, as amended, in each case, at a redemption price equal to 100% of the principal amount of the subordinated notes plus any accrued and unpaid interest to but excluding the redemption date. For more information, see “Description of the Notes-Redemption” in this prospectus supplement.

Sinking Fund	There is no sinking fund for the subordinated notes.

Book-entry Form and Denominations

The subordinated notes will be issued without interest coupons in book entry form in minimum denominations of $1,000 and authorized denominations of any integral multiples of $1,000 in excess thereof, and will be represented by one or more permanent global certificates deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

CUSIP

Use of Proceeds

We estimate that the proceeds from this offering will be approximately $             million, after deducting underwriting discounts and certain offering expenses. We intend to use the net proceeds from the sale of the subordinated notes for general corporate purposes, which may include investments at the holding company level, providing capital to support the growth of FNBPA and our business, repurchases of our common shares, repayment of maturing obligations and refinancing of outstanding indebtedness (including the redemption of certain callable trust preferred securities issued by one or more of our trust affiliates) and the payment of the cash consideration components of future acquisitions. See “Use of Proceeds”.

Future Issuances	The subordinated notes will initially be limited to an aggregate principal amount of $ . We may from time to time, without notice to or consent of the holders, increase the aggregate principal amount of the subordinated notes outstanding by issuing additional subordinated notes in the future with the same terms as the subordinated notes, except for the issue date, the offering price and the first interest payment date, and such additional subordinated notes may be consolidated with the subordinated notes issued in this offering and form a single series; provided that if any such additional notes are not fungible with the subordinated notes for United States federal income tax purposes, such additional notes will have a separate CUSIP or other identifying number.

Absence of a Public Market

The subordinated notes are new securities for which there is currently no established market. We do not intend to apply for a listing of the subordinated notes on any securities exchange or any automated dealer quotation system. Although the underwriters have informed us that they intend to make a market for the subordinated notes, they have no obligation to do so, and may discontinue market-making at any time without notice. Accordingly, we cannot assure you as to the development or liquidity of any market for the subordinated notes.

Regulatory Capital	The subordinated notes will be treated as Tier 2 capital of F.N.B. Corporation for regulatory purposes.

U.S. Federal Income Tax Consequences

The subordinated notes will be treated as debt for U.S. federal income tax purposes. Holders are encouraged to consult their tax advisors as to the U.S. federal, state, local and other tax consequences of acquiring owning and disposing of the subordinated notes in light of their own particular circumstances. See “Certain U.S. Federal Income Tax Considerations.”

Governing Law	The subordinated notes and the Indenture will be governed by the laws of the State of New York.

Trustee, Transfer Agent, Calculation Agent and Paying Agent	Wilmington Trust, National Association

Risk Factors

An investment in the subordinated notes involves risks. See the “Risk Factors” section beginning on page S-10 of this prospectus supplement, as well as the risk factors disclosed in the accompanying prospectus and the documents incorporated by reference, for a discussion of factors that you should carefully consider before deciding whether to invest in the subordinated notes.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges for each of the periods indicated is as follows:

	For the nine months ended September 30,		For the years ended December 31,
	2018	2017	2017	2016	2015	2014	2013
Ratio of earnings to fixed charges:
Excluding interest on deposits	5.25x	5.50x	5.75x	8.07x	10.58x	11.85x	9.84x
Including interest on deposits	2.90x	3.36x	3.38x	4.15x	5.04x	5.10x	4.40x

The ratio of earnings to fixed charges is calculated in accordance with SEC requirements and computed by dividing earnings by the aggregate of fixed charges. For purposes of computing these ratios, earnings consist of earnings before income taxes plus fixed charges less preferred stock dividends. Fixed charges consist of interest on deposits and borrowed funds plus the interest component of rental expense plus preferred stock dividends.

RISK FACTORS

Investing in the subordinated notes involves various risks. You should carefully consider the risks and uncertainties described below and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and the other information included and incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to purchase the subordinated notes. Our future business, results of operations, financial condition, capital levels, liquidity and cash flows could be materially and adversely affected by any of these risks. These risks are not the only risks that we face. Our business operations could also be affected by additional factors that are not presently known to us or that we currently consider to be immaterial to our operations. See also the discussion under the heading “Forward-Looking Statements.” For purposes of this section, references to “F.N.B. Corporation,” the “Corporation,” “we,” “us” or “our” include only F.N.B. Corporation and not any of its subsidiaries. The indenture, as supplemented by a second supplemental indenture and a third supplemental indenture governing the subordinated notes, are referred to as the “Indenture” for purpose of this section.

Your right to receive payments on the subordinated notes is subordinated to our existing senior indebtedness and is effectively subordinated to our existing and future secured indebtedness.

The subordinated notes will be subordinated unsecured obligations solely of the Corporation. The subordinated notes will be subordinated in right of payment to all of our existing and future senior indebtedness, including general creditors, other than holders of our trade accounts payable incurred in the ordinary course, and will rank equal in right of payment with all of our existing and future subordinated indebtedness, provided that the subordinated notes rank senior to the junior subordinated debentures issued to our capital trust subsidiaries. The subordinated notes will rank pari passu with the claims of all our other subordinated creditors which by law, or by their terms, are expressed to rank pari passu with the subordinated notes. See “Description of the Notes—Ranking; Subordination.”

The subordinated notes will also be effectively subordinated to all of our existing and future secured indebtedness. In the event that we are declared bankrupt, become insolvent or are liquidated, creditors whose debt is secured by our assets will be entitled to the remedies available to secured holders under applicable laws, including the foreclosure of the collateral securing such debt, before any payment may be made with respect to the subordinated notes. As a result, there may be insufficient assets to pay amounts due on the subordinated notes, and holders of the subordinated notes may receive less, ratably, than holders of our secured indebtedness. Although we do not currently have outstanding any secured indebtedness, the subordinated notes and the Indenture governing the subordinated notes do not limit the amount of indebtedness, secured or otherwise, that we or our subsidiaries may incur. Our subsidiaries currently have and will continue to incur secured and unsecured debt. As of September 30, 2018, our total long-term borrowings were approximately $627.0 million, of which, approximately $270.0 million was senior indebtedness (including secured indebtedness) and $357.0 million was subordinated indebtedness (composed of (i) $159.2 million of subordinated debt issued in a prior capital raise or assumed through acquisitions and $87.1 million of subordinated notes registered for an ongoing public offering, issued by our subsidiary FNB Financial Services, LP, and fully and unconditionally guaranteed by us, both of which rank pari passu with the subordinated notes offered hereby, and (ii) $110.7 million of junior subordinated debt, which ranks junior to the subordinated notes offered hereby). As of September 30, 2018, our subsidiaries had total deposits of $23.5 billion and total borrowings (including deposits) of $27.8 billion, to which the subordinated notes would have been structurally subordinated.

We may incur additional indebtedness in the future, including senior indebtedness, secure indebtedness and indebtedness that ranks equal in right of payment with the subordinated notes. We may from time to time, without notice to or consent of the holders, increase the aggregate principal amount of the subordinated notes outstanding by issuing additional subordinated notes in the future with the same terms as the subordinated notes, except for the issue date, the offering price and the first interest payment date, and such additional subordinated notes may be consolidated with the subordinated notes issued in this offering and form a single series; provided that if any such additional notes are not fungible with the subordinated notes for United States federal income tax purposes, such additional notes will have a separate CUSIP or other identifying number. Our incurrence of additional indebtedness may have important consequences for holders of the subordinated notes, including making it more difficult for us to satisfy our obligations with respect to the subordinated notes, a loss in the trading value of the subordinated notes, if any, and a risk that the credit rating of the subordinated notes could be lowered or withdrawn.

In addition, the subordinated notes Indenture will prevent us from making payments in respect of the subordinated notes if any principal, premium or interest in respect of any future senior or secured indebtedness is not paid within any applicable grace period or any other default on senior or secured indebtedness occurs and the maturity of such senior indebtedness could be accelerated in accordance with its terms. See “Description of the Notes—Ranking; Subordination.”

The subordinated notes will be our obligations and not obligations of our subsidiaries and will be structurally subordinated to the debt of our subsidiaries, which will not guarantee the subordinated notes.

We are a holding company and depend on our subsidiaries, principally our subsidiary bank, for funds to pay principal and interest on the subordinated notes. The subordinated notes are not guaranteed by any of our subsidiaries and will be structurally subordinated to all existing and future liabilities of our subsidiaries owed to third parties, including the bank deposits of our subsidiary bank. Therefore, our rights and the rights of our creditors, including holders of the subordinated notes, to participate in the assets of our subsidiaries in the event a subsidiary is liquidated or reorganized are subject to the prior claims of such subsidiary’s other creditors. As a result, all indebtedness and other liabilities of our subsidiaries owed to third parties, whether secured or unsecured, must be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation, insolvency, bankruptcy, receivership or similar event affecting our subsidiaries, to us in order for us to meet our obligations with respect to the subordinated notes.

As of September 30, 2018, our subsidiaries’ total borrowings (including deposits) were approximately $27.8 billion. Our subsidiaries will incur additional deposits, indebtedness and liabilities without restriction under the Indenture governing the subordinated notes, all of which will be structurally senior to the subordinated notes.

We are a legal entity separate and distinct from our banking and other subsidiaries.

Our principal source of cash, including cash to pay dividends to our shareholders and to pay principal and interest on our indebtedness, is dividends from our banking subsidiary, FNBPA. There are various statutory, regulatory and other limitations on the extent to which FNBPA and our other subsidiaries can supply funds to us by dividend or otherwise. Although we maintain cash positions for liquidity at the holding company level, if FNBPA or other of our subsidiaries were unable to pay dividends to us, over time, we could be unable to pay principal and interest to holders of the subordinated notes. Generally, our regulators expect us to pay dividends out of current earnings and to maintain sufficient capital. Federal banking law prohibits national banks from paying dividends in excess of the sum of current year earnings and retained earnings for the prior two years without prior approval of the Office of the Comptroller of the Currency (the “OCC”).

Because we are a holding company, our rights and the rights of our creditors, including the holders of the subordinated notes, to participate in the assets of any subsidiary during its liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors unless we are ourselves a creditor with recognized claims against the subsidiary. Any capital loans that we make to any of our banking subsidiaries would be subordinate in right of payment to deposits and to other indebtedness of those banking subsidiaries. Claims from creditors (other than us) against the subsidiaries may include long-term and medium-term debt and substantial obligations related to deposit liabilities, federal funds purchased, securities sold under repurchase agreements, and other short-term borrowings. The subordinated notes are not obligations of, nor guaranteed by, our subsidiaries and our subsidiaries have no obligation to pay any amounts due on the subordinated notes. The Indenture relating to the subordinated notes does not limit the ability of our subsidiaries to issue or incur additional debt.

At September 30, 2018, FNBPA could legally pay up to $282.0 million in dividends to us without prior OCC approval. See “Business—Government Supervision and Regulation,” “Risk Factors—We are dependent on dividends from our subsidiaries to meet our financial obligations and pay dividends to stockholders,” and “Risk Factors—Regulatory authorities may restrict our ability to pay dividends on and repurchase our common stock” in our Annual Report on Form 10-K for the year ended December 31, 2017 for a discussion of regulatory and other restrictions on dividend declarations.

The Indenture governing the subordinated notes has limited covenants, which may not protect your investment.

You should not consider the covenants in the Indenture as a significant factor in evaluating whether to invest in the subordinated notes. See “Description of Notes—General.”

The Indenture for the subordinated notes does not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the subordinated notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our incurrence of indebtedness, including indebtedness that would rank senior to, or equally with, the subordinated notes;

•	limit our subsidiaries’ ability to incur any indebtedness, including indebtedness that would effectively rank senior to the subordinated notes;

•	restrict our subsidiaries’ ability to issue securities or incur indebtedness or obligations that would rank senior to the common shares of our subsidiaries held by us;

•	restrict our ability to pay dividends or other distributions and payments on our securities, or to redeem or repurchase our securities;

•	restrict us or our subsidiaries from pledging our respective assets;

•	restrict our ability to make investments; or

•	require or permit acceleration of the maturity date of the subordinated notes, except upon our or our principal subsidiary bank’s bankruptcy, insolvency, liquidation, receivership or similar event.

Furthermore, the Indenture governing the subordinated notes only requires a successor institution to assume our obligations under the subordinated notes, including in the event of a change in control of FNBPA and similar transactions. We could engage in many types of transactions, such as acquisitions, spin-offs, refinancings or recapitalizations, that could substantially change our capital structure, the ratings of the subordinated notes, and the value of the subordinated notes. There are no covenants or other provisions in the Indenture governing the subordinated notes providing for a put option or increased interest or that would otherwise afford holders of the subordinated notes additional protection in the event of a recapitalization transaction, a change of control of us or a transaction in which we incur or acquire a large amount of additional debt.

Holders of the subordinated notes will have limited rights if there is an event of default.

Payment of principal on the subordinated notes may be accelerated only upon our or our principal subsidiary bank’s bankruptcy, insolvency, liquidation, receivership or similar event. See “Description of the Notes—Events of Default; Limited Rights of Acceleration; Waiver.” There is no right of acceleration in the case of a default in the payment of principal or interest on the subordinated notes or in the performance of any of our other obligations under the subordinated notes. Our regulators can, in the event we become subject to an enforcement action, require FNBPA to not pay dividends to us, and to prevent payment of interest or principal on our subordinated notes and any dividends on our capital stock, but such limits will not permit acceleration of the subordinated notes.

Regulatory guidelines may restrict our ability to pay the principal of, and accrued and unpaid interest on, the subordinated notes, regardless of whether we are the subject of an insolvency proceeding.

As a bank holding company, our ability to pay the principal of, and interest on, the subordinated notes is subject to the rules and guidelines of the Federal Reserve regarding capital adequacy. We intend to treat the subordinated notes as “Tier 2 capital” under these rules and guidelines. The Federal Reserve guidelines generally require us to review the effects of the cash payment of Tier 2 capital instruments, such as the subordinated notes, on our overall financial condition. The guidelines also require that we review our net income for the current and past four quarters, and the amounts we have paid on Tier 2 capital instruments for those periods, as well as our projected rate of earnings retention. Moreover, pursuant to federal law and FRB regulations, a bank holding company is required to act as a source of financial and managerial strength to each of its banking subsidiaries and commit resources to their support, including the guarantee of capital plans of an undercapitalized bank subsidiary. Such support may be required at times when a holding company may not otherwise be inclined to provide it. As a result of the foregoing, we may be unable to pay accrued interest on the subordinated notes on one or more of the scheduled interest payment dates or at any other time or the principal of the subordinated notes at the maturity of the subordinated notes.

If we were to be the subject of a bankruptcy proceeding under Chapter 11 of the U.S. Bankruptcy Code, the bankruptcy trustee would be deemed to have assumed and would be required to cure immediately any deficit under any commitment we have to any of the federal banking agencies to maintain the capital of FNBPA and any other insured depository institution for which we have such a responsibility, and any claim for breach of such obligation would generally have priority over most other unsecured claims.

Government regulation may affect the priority of the subordinated notes in the case of a bankruptcy or liquidation.

The Dodd-Frank Act created a new resolution regime known as the “orderly liquidation authority.” Under the orderly liquidation authority, the FDIC may be appointed as receiver for an entity, including a bank holding company, for purposes of liquidating the entity if the Secretary of the Treasury, following a process set out in the Dodd-Frank Act, determines that the entity is in default or danger of default and that the entity’s failure and its resolution under otherwise applicable law would have serious adverse effects on the financial stability of the United States.

If the FDIC is appointed as receiver under the orderly liquidation authority, then the Dodd-Frank Act, rather than applicable insolvency laws, would determine the powers of the receiver, and the rights and obligations of creditors and other parties who have dealt with the institution. There are substantial differences in the rights of creditors under the orderly liquidation authority compared to those under the U.S. Bankruptcy Code, including the power of the FDIC to disregard the strict priority of creditor claims in some circumstances, the use of an administrative claims procedure to determine creditors’ claims (as opposed to the judicial procedure utilized in bankruptcy proceedings) and the power of the FDIC to transfer claims to a “bridge” entity. As a consequence of the power of the FDIC under the orderly liquidation authority, the holders of the subordinated notes may be fully subordinated to interests held by the U.S. government and others in the event that we enter into a receivership, insolvency, liquidation or similar proceeding. Although the FDIC has issued regulations to implement the orderly liquidation authority, not all aspects of how the FDIC might exercise this authority are known and additional rulemakings are likely. Further, it is uncertain how the FDIC might exercise its discretion under the orderly liquidation authority in a particular case.

If an active and liquid trading market for the subordinated notes does not develop or does not continue, the market price of the subordinated notes may decline and you may be unable to sell your subordinated notes.

The subordinated notes are a new issue of securities for which there is currently no public market. We do not intend to list the subordinated notes on any national securities exchange or include the subordinated notes in any automated quotation system. An active trading market may not develop or be maintained for the subordinated notes. Although the underwriters have indicated that they intend to make a secondary market in the subordinated notes, they are not obligated to do so and may, in their sole discretion without notice, discontinue market making activities at any time, which could negatively impact your ability to sell the subordinated notes or the prevailing market price at the time you choose to sell. Even if a trading market for the subordinated notes develops, the market may be limited and illiquid. The liquidity of a trading market in the subordinated notes, if any, and the future trading prices of the subordinated notes will depend on many factors, including the prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, liquidity, creditworthiness, performance and prospects, including whether we have missed any interest payments or are restricted from paying interest on the subordinated notes by our regulators. If an active trading market does not develop or does not continue, you may be unable to resell your subordinated notes or may only be able to sell them at a substantial discount from your purchase price.

General market conditions and unpredictable factors could adversely affect market prices for the subordinated notes.

If you purchase subordinated notes, the subordinated notes may subsequently trade at a discount to the price that you paid for them. Several factors, many of which are beyond our control, may influence the market price of the subordinated notes, including, but not limited to:

•	the aggregate amount of subordinated notes outstanding;

•	the level of liquidity of the subordinated notes;

•	the time remaining to maturity of the subordinated notes;

•	whether interest payments have been made and are likely to be made on the subordinated notes from time to time;

•	our creditworthiness, financial condition, liquidity, performance and prospects;

•	changes in United States interest rates;

•	whether the ratings on the subordinated notes provided by any ratings agency have changed;

•	the market for similar securities;

•	the level, direction and volatility of market interest rates generally, and inflation and inflation expectations generally; and

•	the overall condition of the financial markets.

As these factors are interrelated in complex ways, the effect of any one factor may be offset, in whole or in part, or magnified by the effect of another factor. For example, an improvement in our credit rating could be offset by increases in interest rates.

Our credit rating may not reflect all risks of an investment in the subordinated notes.

Any credit rating assigned to the subordinated notes will be limited in scope and does not address or reflect all material risks relating to an investment in the subordinated notes, but rather reflects only the view of the rating agency at the time it issues the rating. In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. Credit rating agencies also evaluate the financial services industry as a whole and may change their credit rating for us and our securities, including the subordinated notes, based on their overall view of our industry. Accordingly, there can be no assurance that a credit rating will remain in effect for any given period of time or that a rating will not be put on watch with negative implications, lowered, suspended or withdrawn entirely by the applicable rating agency if, in such rating agency’s judgment, circumstances so warrant. Credit ratings are not a recommendation to buy, sell or hold any securities, including the subordinated notes, and may be revised or withdrawn at any time by the credit rating organization in its sole discretion. A downgrade, withdrawal or the announcement of a possible downgrade or withdrawal in a rating assigned to, or a “watch” or similar action with respect to, the subordinated notes, us or our other securities, or any perceived decrease in our creditworthiness could cause the trading price of our securities to decline significantly, impact access to capital markets and/or increase the cost of debt, thereby adversely affect liquidity and financial conditions. Conversely, because your return on the subordinated notes depends upon factors in addition to our ability to pay our obligations, an improvement in our credit rating will not necessarily reduce the other investment risks related to the subordinated notes.

The subordinated notes are not deposits and will not be insured or guaranteed by the FDIC.

The subordinated notes will not be bank deposits and will not be insured or guaranteed by the FDIC or any other governmental agency.

Because the subordinated notes may be redeemed at our option under certain circumstances prior to their maturity, you may be subject to reinvestment risk.

We may, at our option, beginning with the interest payment date of February    , 2024 and on any interest payment date thereafter, redeem the subordinated notes, in whole or in part. In addition, we may also redeem the subordinated notes prior to maturity, at our option, in whole but not in part, if (i) a change or prospective change in law occurs that could prevent us from deducting interest payable on the subordinated notes for U.S. federal income tax purposes, (ii) a subsequent event occurs that precludes the subordinated notes from being recognized as Tier 2 capital for regulatory capital purposes, or (iii) we are required to register as an investment company under the Investment Company Act of 1940, as amended. The redemption price for any redemption is 100% of the principal amount of the subordinated notes, plus accrued and unpaid interest thereon to but excluding the date of redemption. Any early redemption of the subordinated notes will be subject to the receipt of the approval of the Federal Reserve, to the extent then required under applicable laws or regulations, including capital regulations. Any such redemption may have the effect of reducing the income or return that you may receive on an investment in the subordinated notes by reducing the term of the investment. Under regulatory capital regulations, the aggregate principal amount of the subordinated notes that will count as Tier 2 capital will be reduced by 20% in each of the last five years prior to the Maturity Date of the subordinated notes. As a result, we may be more likely to redeem the subordinated notes prior to their Maturity Date. If this occurs, you may not be able to reinvest the proceeds at an interest rate comparable to the rate paid on the subordinated notes. See “Description of the Notes-Redemption” in this prospectus supplement.

Investors should not expect us to redeem the subordinated notes on or after the date on which they become redeemable at our option. Under Federal Reserve regulations, any redemption would be subject to the prior approval of the Federal Reserve and, unless the Federal Reserve authorizes us in writing to do otherwise, we may not redeem the subordinated notes unless they are replaced with other Tier 2 capital instruments or unless we can demonstrate to the satisfaction of the Federal Reserve that, following redemption, we will continue to hold capital commensurate with our risk.

The future interest rate on the subordinated notes may affect our decision to redeem the subordinated notes.

We are more likely to redeem the subordinated notes on or after February     , 2024 if the interest rate on them is higher than that which would be payable on one or more other forms of borrowing. If we redeem the subordinated notes prior to their Maturity Date, holders may not be able to invest in other securities with a similar level of risk that yield as much interest as the subordinated notes.

The amount of interest payable on the subordinated notes will vary after February    , 2024.

As the interest rate of the subordinated notes will be calculated based on three-month LIBOR from February    , 2024 through the Maturity Date and LIBOR is a floating rate, the interest rate on the subordinated notes will vary after February    , 2024. From, and including the date of issuance to, but excluding February    , 2024, the subordinated notes will bear interest at an initial rate of     % per annum. Thereafter, the subordinated notes will bear interest at a floating rate equal to three-month LIBOR as calculated on each applicable date of determination, plus      basis points. The per annum interest rate that is determined on the relevant determination date will apply to the entire quarterly interest period following such determination date even if three-month LIBOR increases during that period.

Floating rate notes bear additional significant risks not associated with fixed rate debt securities. These risks include fluctuation of the interest rates and the possibility that you will receive an amount of interest that is lower than expected. We have no control over a number of matters, including economic, financial, and political events, that are important in determining the existence, magnitude, and longevity of market volatility and other risks and their impact on the value of, or payments made on, the floating rate subordinated notes. In recent years, interest rates have been volatile, and that volatility may be expected in the future.

The historical levels of three-month LIBOR are not an indication of the future levels of three-month LIBOR.

In the past, the level of three-month LIBOR has experienced significant fluctuations. You should note that historical levels, fluctuations and trends of three-month LIBOR are not necessarily indicative of future levels. Any historical upward or downward trend in three-month LIBOR is not an indication that three-month LIBOR is more or less likely to increase or decrease at any time during the floating rate period, and you should not take the historical levels of three-month LIBOR as an indication of its future performance.

Holders of the subordinated notes will have no rights against the publishers of LIBOR.

Holders of the subordinated notes will have no rights against the publishers of LIBOR, even though the amount they receive on each interest payment date after February    , 2024 will depend upon the level of LIBOR. The publishers of LIBOR are not in any way involved in this offering and have no obligations relating to the subordinated notes or the holders of the subordinated notes.

Uncertainty relating to the LIBOR calculation process and potential phasing out of LIBOR after 2021 may adversely affect the value of the subordinated notes.

Beginning in 2008, concerns have been expressed that some of the member banks surveyed by the British Bankers’ Association (the “BBA”) in connection with the calculation of LIBOR rates may have been under-reporting or otherwise manipulating the interbank lending rates applicable to them. Regulators and law enforcement agencies from a number of governments have conducted investigations relating to the calculation of LIBOR across a range of maturities and currencies, and certain financial institutions that are member banks surveyed by the BBA in setting daily LIBOR have entered into agreements with the U.S. Department of Justice, the U.S. Commodity Futures Trading Commission or the U.K. Financial Conduct Authority in order to resolve the investigations. If manipulation of LIBOR or another inter-bank lending rate occurred, it may have resulted in that rate being artificially lower (or higher) than it otherwise would have been. Responsibility for the calculation of LIBOR was transferred to ICE Benchmark Administration Limited, as independent LIBOR administrator, effective February 1, 2014.

On July 27, 2017, the U.K. Financial Conduct Authority announced that it will no longer persuade or compel banks to submit rates for the calculation of LIBOR rates after 2021 (the “July 27th Announcement”). The July 27th Announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. Consequently, at this time, it is not possible to predict whether and to what extent banks will continue to provide LIBOR submissions to the administrator of LIBOR or whether any additional reforms to LIBOR may be enacted in the United Kingdom or elsewhere. Similarly, it is not possible to predict whether LIBOR will continue to be viewed as an acceptable benchmark for securities such as the subordinated notes, what rate or rates may become accepted alternatives to LIBOR or the effect of any such changes in views or alternatives on the value of LIBOR-linked securities, such as the subordinated notes. Any of the above developments or changes or any other consequential changes to LIBOR, or any alternative rate or benchmark as a result of any international, national, or other proposals for reform or other initiatives or investigations, or any further uncertainty in relation to the timing and manner of implementation of such changes, could have a material adverse effect on the value of the subordinated notes.

The interest rate during the floating rate period will be calculated using an alternative reference rate if LIBOR is discontinued.

While the initial interest rate on the subordinated notes is fixed, interest will accrue at an annual rate equal to three-month LIBOR plus a spread of      basis points per annum for each quarterly interest period beginning February    , 2024. As described under “Description of the Notes-Interest,” if we, in our sole discretion, determine that LIBOR has been permanently discontinued or is no longer viewed as an acceptable benchmark for securities like the subordinated notes and we have notified the Calculation Agent in writing of such determination (a “LIBOR Event”), the Calculation Agent will use, as directed by us in writing, as a substitute for LIBOR (the “Alternative Rate”) for each interest payment determination date, the alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with market practice regarding a substitute for LIBOR. As part of such substitution, the Calculation Agent will, as directed by us in writing, make such adjustments to the Alternative Rate or the spread thereon, as well as the business day convention, interest determination dates and related provisions and definitions (“Adjustments”), in each case that are consistent with market practice for the use of such Alternative Rate.

Notwithstanding the foregoing, if we determine that there is no alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with market practice regarding a substitute for LIBOR, we may, in our sole discretion, appoint an independent financial advisor (“IFA”) to determine an appropriate Alternative Rate and any Adjustments, and the decision of the IFA will be binding on us, the Calculation Agent, the Trustee and the holders of the subordinated notes. If a LIBOR Event has occurred, but for any reason an Alternative Rate has not been determined or there is no such market practice for the use of such Alternative Rate (and, in each case, an IFA has not determined an appropriate Alternative Rate and Adjustments or an IFA has not been appointed), three-month LIBOR determined as of an interest determination date will be three-month LIBOR in effect on such interest payment determination date; provided, however, that if this sentence is applicable with respect to the first interest determination date related to the floating rate period, the interest rate, business day convention and manner of calculating interest applicable during the fixed rate period will remain in effect during the floating rate period.

We will have discretion to determine if LIBOR has been discontinued or is no longer an acceptable benchmark, to direct the Calculation Agent in writing to use the appropriate Alternative Rate and to make related Adjustments consistent with market practice and, in certain circumstances, to appoint an IFA to determine an appropriate Alternative Rate and any Adjustments. The interests of us in making the foregoing determinations or adjustments may be adverse to your interests as a holder of the subordinated notes, and any of the foregoing determinations, adjustments or actions by the Calculation Agent or the IFA, or the continuation of the fixed interest rate in certain circumstances, could result in adverse consequences to the applicable interest rate on subordinated notes, which could have adverse effects on the returns on, value of and market for subordinated notes.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the subordinated notes offered hereby, after deducting the underwriting discounts and certain offering expenses, will be approximately $            million. We intend to use the net proceeds from the sale of the subordinated notes for general corporate purposes, which may include investments at the holding company level, providing capital to support the growth of FNBPA and our business, repurchases of our common shares, repayment of maturing obligations and refinancing of outstanding indebtedness (including the redemption of certain callable trust preferred securities issued by one or more of our trust affiliates) and the payment of the cash consideration components of future acquisitions.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2018:

•	on an actual consolidated basis; and

•

on a consolidated basis, as further adjusted to reflect the issuance and sale of the subordinated notes, after deducting the underwriting discounts and certain estimated offering expenses payable by us. You should read this table together with our consolidated financial statements (including the notes thereto) incorporated by reference in this prospectus supplement and the accompanying prospectus.” See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

	As of September 30, 2018 (Dollars in Thousands)
	Actual	As Adjusted
Cash and due from banks	$397,268	$
Borrowings:
Total short-term borrowings(1)	$3,679,380	$
Total long-term borrowings(2)	627,049
Notes offered hereby	—
Total borrowed funds	4,306,429
Shareholders’ equity
Preferred stock—$0.01 par value 20,000,000 shares authorized; 110,877 shares issued as of September 30, 2018	106,882
Common stock—$0.01 par value 500,000,000 shares authorized; 326,081,395 shares issued as of September 30, 2018	3,263
Additional paid-in capital	4,046,168
Retained earnings	516,865
Accumulated other comprehensive loss	(126,840)
Treasury stock, at cost 1,806,209 shares	(21,474)
Total shareholders’ equity	4,524,864
Total capitalization	$8,831,293	$

(1)

Short-term borrowings at September 30, 2018 consisted of: (a) $1.985 million in short-term borrowings by FNBPA with the Federal Home Loan Bank, or FHLB, used to manage normal liquidity needs and support asset and liability management strategies; (b) $1.315 million in federal funds purchased by FNBPA; (c) $114,351 in subordinated notes and (d) $265,029 in securities sold under repurchase agreements utilized by FNBPA for corporate sweep accounts with cash management account agreements.

(2)

Long-term borrowings at September 30, 2018 consisted of: (a) $270,036 in long-term FHLB advances to FNBPA; (b) $159,241 in other subordinated notes issued in a prior capital raise and assumed through acquisitions, and $87,065 in subordinated notes registered for an ongoing public offering, issued by our subsidiary FNB Financial Services, LP, which subordinated notes are fully and unconditionally guaranteed by us and rank pari passu with the subordinated notes issued hereby, and (c) $110,707 in junior subordinated debt issued by the Corporation in conjunction with the issuance of trust preferred securities.

CERTAIN REGULATORY CONSIDERATIONS

General

As a bank holding company, we are subject to regulation and supervision by the Federal Reserve System, which has supervisory, regulatory and enforcement authority over us. Among other responsibilities, this authority permits the Federal Reserve to restrict or prohibit activities that are determined to be a risk to FNBPA. The Federal Reserve examines us periodically and prepares reports for the consideration of our board of directors on any operating deficiencies that they may identify. While the Federal Reserve historically has expected bank holding companies to act as a source of strength to their bank subsidiaries, effective July 21, 2011, we are also required by the Dodd-Frank Act to act as a source of strength for FNBPA and for any other depository institution subsidiary we may have in the future. Such support may be required at times when a holding company may not otherwise be inclined to provide it.

FNBPA is examined and supervised by the OCC and its deposits are insured by the FDIC. Our relationships with our depositors, borrowers and other customers are also regulated by federal and state laws and agencies, especially in matters concerning consumer protection, privacy, anti-money laundering, the ownership of deposit accounts and various trust and other customer relationships.

For a discussion of the regulatory framework applicable to bank holding companies and their subsidiaries and specific information relevant to FNBPA, please refer to our Annual Report on Form 10-K for the year ended December 31, 2017 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018, and September 30, 2018, and any subsequent reports we file with the SEC, which are incorporated by reference in this prospectus supplement. This regulatory framework is intended primarily for the protection of depositors and the FDIC’s Deposit Insurance Funds and not for the protection of our security holders. A change in applicable statutes, regulations or regulatory policy may have a material adverse effect on our business, financial condition (including capital adequacy) and results of operations.

Regulatory Capital Treatment

We are required by the Federal Reserve to maintain certain levels of consolidated capital for regulatory purposes. Under applicable Federal Reserve capital regulations, the subordinated notes will be treated as Tier 2 capital of F.N.B. Corporation.

DESCRIPTION OF THE NOTES

The subordinated notes will be a series of our subordinated debt securities. The subordinated notes will be issued under the indenture, dated as of October 2, 2015, as supplemented by the second supplemental indenture, dated as of August 30, 2016 (as so supplemented, the “Base Indenture”), and as further supplemented by the third supplemental indenture to be dated as of February    , 2019, between us and Wilmington Trust, National Association, as trustee (the “Trustee”). We refer to the Base Indenture, together with the third supplemental indenture, as the “Indenture.” The following description of the subordinated notes and the Indenture may not be complete and is subject to and qualified in its entirety by reference to all of the provisions of the subordinated notes and the Indenture. Wherever we refer to particular sections or defined terms of the Indenture, it is our intent that those sections or defined terms will be incorporated by reference in this prospectus supplement. We urge you to read these documents because they, and not this description, define your rights as a holder of the subordinated notes. For purposes of this section, references to “F.N.B. Corporation,” “we,” “us” or “our” include only F.N.B. Corporation and not any of its subsidiaries.

General

The subordinated notes will be our unsecured and subordinated obligations and will be issued as a series of the subordinated debt securities under the Indenture in an initial aggregate principal amount of $            . The subordinated notes are not guaranteed by any of our subsidiaries or affiliates, including FNBPA, or any other person, and are not subject to any other arrangement that legally or economically enhances the seniority of the subordinated notes in relation to more senior claims. We may at any time, without notice to or the consent of the holders of the subordinated notes, but in compliance with the terms of the Indenture, issue additional notes of the same series as the subordinated notes or otherwise having the same ranking, interest rate, maturity date or other terms as the subordinated notes; provided that if any such additional notes are not fungible with the subordinated notes for United States federal income tax purposes, such additional notes will have a separate CUSIP or other identifying number. The subordinated notes will mature on February    , 2029 (the “Maturity Date”), unless previously redeemed or otherwise subject to acceleration.

There is no sinking fund for the subordinated notes. The subordinated notes are not savings accounts or deposits of any bank and are not insured by the FDIC or any other government agency or instrumentality of the United States or any other jurisdiction, nor are the subordinated notes obligations of, or guaranteed by, any of our bank or nonbank subsidiaries. The subordinated notes are not convertible into, or exchangeable for, any equity securities, other securities or other assets of F.N.B. Corporation or any of its subsidiaries.

The subordinated notes will be issued only in book-entry form through the facilities of The Depository Trust Company (“DTC”) without interest coupons, with a minimum denomination of $1,000 of principal amount and authorized denominations of any integral multiple of $1,000 in excess thereof. The subordinated notes will be evidenced by one or more global notes deposited with the Trustee, as custodian for DTC, and registered in the name of DTC or a nominee of DTC. Beneficial interests in the global notes will be shown on, and transfers of those beneficial interest can only be made through, records maintained by DTC and its participants. The subordinated notes may not be transferred except by DTC to a nominee of DTC, by a nominee of DTC to DTC or to another nominee of DTC, or by DTC or any such nominee to a successor depositary or a nominee of such successor depositary. The subordinated notes held as beneficial interests in the global notes will be exchangeable for certificates issued in definitive registered form only in the limited circumstances described under “Book-Entry Issuance” below. References to “holders” mean the registered holders of a subordinated note, on the books that we or the Trustee maintain for this purpose, and not those who own beneficial interests in the subordinated notes through DTC or another depositary. Only the registered holders will have rights under the Indenture. Neither we nor the Trustee has any responsibility or liability for any act or omission of DTC.

The Indenture contains no financial covenants and does not restrict us from paying dividends, selling assets, making investments or issuing or repurchasing or redeeming other securities, and does not contain any provision that would provide protection to the holders of the subordinated notes against a sudden and dramatic decline in credit quality resulting from a merger, takeover, recapitalization or similar restricting or any other event involving us or our subsidiaries that may adversely affect our credit quality. No recourse will be available for the payment of principal or, or interest on, any subordinated note, for any claim based thereon, or otherwise in respect thereof, against any shareholder, employee, officer or director, as such past, present or future, of F.N.B. Corporation or any successor entity. We intend to treat the subordinated notes as Tier 2 capital for regulatory capital purposes.

For information about regulatory restrictions on payments on our indebtedness, see the information under the heading “Risk Factors” beginning on page S-10 of this prospectus supplement.

Interest

From and including the date of original issue to, but excluding February    , 2024 (such period, the “Fixed Rate Period”), we will pay interest on the subordinated notes at a fixed interest rate equal to     % per annum, payable semi-annually in arrears, on August      and February     of each year, commencing on August    , 2019 and ending on February    , 2024. Unless redeemed, beginning with the interest payment date on February    , 2024, and on any quarterly interest payment date thereafter to, but excluding the Maturity Date (the “Floating Rate Period”), the interest rate will reset quarterly to an annual interest rate equal to three-month LIBOR (as defined below) plus a spread of      basis points per annum, payable quarterly in arrears on February    , May    , August     and November     of each year, commencing on May    , 2024, subject to potential adjustment as provided in clause (iii) of the definition of three-month LIBOR below.

We refer to each date on which interest is payable as an “Interest Payment Date” and interest for each Interest Payment Date is payable with respect to the interest period (or portion thereof) ending on the day preceding such respective Interest Payment Date, in each case to holders of record on the 15th calendar day before such Interest Payment Date.

If any Interest Payment Date on or before February    , 2024 is not a business day, then such date will nevertheless be an Interest Payment Date but interest on the subordinated notes will be paid on the next succeeding business day (without adjustment in the amount of the interest paid). If any such date after February    , 2024 that would otherwise be an Interest Payment Date is not a business day, then the next succeeding business day will be the applicable Interest Payment Date and interest on the subordinated notes will be paid on such next succeeding business day, unless such day falls in the next calendar month, in which case the Interest Payment Date will be brought forward to the immediately preceding day that is a business day. In addition, if the Maturity Date or the redemption date falls on any day that is not a business day, interest and principal on the subordinated notes will be paid on the next succeeding business day (without adjustment in the amount of the interest paid).

We refer to the period beginning on and including an Interest Payment Date (except that the initial Interest Period shall commence on and include the date of original issuance of the subordinated notes) and ending on but excluding the next Interest Payment Date as an “Interest Period.”

A “business day” means, for interest payable on or before February    , 2024 or for any repayment of principal on the Maturity Date or any earlier date of redemption, any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, executive order or regulation to close in The City of New York or, if applicable, any other place of payment for the subordinated notes, and, for interest payable after February    , 2024 (other than on the Maturity Date or any earlier date of redemption), any such day that is also a London banking day (as defined below).

The amount of interest payable for any Interest Period during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any Interest

Period during the Floating Rate Period will be calculated based upon the actual number of days during the period divided by 360 days. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upwards.

For the purposes of calculating interest due on the subordinated notes during the Floating Rate Period:

“Three-month LIBOR” for each interest determination date related to the Floating Rate Period will be determined by the Calculation Agent as follows:

(i) The rate for deposits in U.S. dollars having an index maturity of three months as such rate is displayed on Bloomberg on page BBAM1 (or any other page as may replace such page on such service or any successor service for the purpose of displaying the London interbank rates of major banks for U.S. dollars) (“Bloomberg BBAM1”) as of 11:00 a.m., London time, on such interest determination date. In the event that three-month LIBOR is less than zero, three-month LIBOR shall be deemed to be zero. If no such rate so appears, three-month LIBOR on such interest determination date will be determined in accordance with provision described in clause (ii) or (iii) below.

(ii) With respect to an interest determination date on which no rate is displayed on Bloomberg BBAM1 as specified in clause (i) above, the Calculation Agent shall request the principal London offices of each of four major reference banks (which may include affiliates of the underwriters for the offering of the subordinated notes) in the London interbank market, as selected by us, and whose name and contact information shall be provided by us in writing to the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in U.S. dollars having an index maturity of three months, commencing on the first day of the related Interest Period, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such interest determination date and in a principal amount that is representative for a single transaction in U.S. dollars in such market at such time. If at least two such quotations are so provided, then three-month LIBOR on such interest determination date will be the arithmetic mean calculated by the Calculation Agent of such quotations. If fewer than two such quotations are so provided, then three-month LIBOR on such interest determination date will be the arithmetic mean calculated by the Calculation Agent of the rates quoted at approximately 11:00 a.m., in New York City, on such interest determination date by three major banks (which may include affiliates of the underwriters for the offering of the subordinated notes) in New York City selected by us, and whose name and contact information shall be provided by us in writing to the Calculation Agent, for loans in U.S. dollars to leading European banks, having an index maturity of three months and in a principal amount that is representative for a single transaction in U.S. dollars in such market at such time; provided, however, that if the banks so selected by us are not quoting as mentioned in this sentence, but a LIBOR Event (as defined below) has not occurred, three-month LIBOR for the upcoming Interest Period to which the interest determination date relates shall be three month-LIBOR as in effect in the current Interest Period or, in the case of the first Interest Period in the Floating Rate Period, the most recent three-month LIBOR that can be determined by reference to Bloomberg BBAM1.

(iii) Notwithstanding clauses (i) and (ii) above, if we, in our sole discretion, determine that three-month LIBOR has been permanently discontinued or is no longer viewed as an acceptable benchmark for securities like the subordinated notes and we have notified the Calculation Agent in writing of such determination (a “LIBOR Event”), the Calculation Agent will use, as directed by us in writing, as a substitute for three-month LIBOR (the “Alternative Rate”) for each future interest determination date, the alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with market practice regarding a substitute for three-month LIBOR. As part of such substitution, the Calculation Agent will, as directed by us in writing, make such adjustments to the Alternative Rate or the spread thereon, as well as the business day convention, interest determination dates and related provisions and definitions (“Adjustments”), in each case that are consistent with market practice for the use of such Alternative Rate. Notwithstanding the foregoing, if we determine in our sole discretion that there is no alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with market practice regarding a substitute for three-month LIBOR, we may, in our sole discretion, appoint an independent financial advisor (“IFA”) to determine an appropriate Alternative Rate and any Adjustments, and the decision of the IFA will be binding on us, the Calculation Agent, the Trustee and the holders of subordinated notes. If a LIBOR Event has occurred, but for any reason an Alternative Rate has not been determined or we determine, in our sole discretion, that there is no such market practice for the use of such Alternative Rate (and, in each case, an IFA has not determined an appropriate Alternative Rate and Adjustments or an IFA has not been appointed), three-month LIBOR for the upcoming Interest Period to which the determination date relates shall be three-month LIBOR as in effect for the current Interest Period; provided, however, that if this sentence is applicable with respect to the first interest determination date related to the Floating Rate Period, the interest rate, business day convention and manner of calculating interest applicable during the Fixed Rate Period will remain in effect during the Floating Rate Period.

The establishment of three-month LIBOR for each Interest Period in the Floating Rate Period by the Calculation Agent (including, for the avoidance of doubt, at our direction in the case of clause (iii)) or IFA, as applicable, shall (in the absence of manifest error) be final and binding. For the avoidance of doubt, any adjustments made pursuant to clause (iii) of the definition of three-month LIBOR shall not be subject to the vote or consent of the holders of the subordinated notes. Upon prior written request from any holder of the subordinated notes, the Calculation Agent will provide the interest rate in effect on the subordinated notes for the current Interest Period and, if it has been determined, the interest rate to be in effect for the next Interest Period.

“Interest determination date” means, with respect to an Interest Period during the Floating Rate Period, the second London banking day prior to the beginning of such Interest Period.

“London banking day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

The initial “Calculation Agent” will be Wilmington Trust, National Association. We may change the Calculation Agent (including by changing the Calculation Agent to F.N.B. Corporation or any of its affiliates) without prior notice to or consent of the holders of the subordinated notes.

Ranking; Subordination

The subordinated notes will be our subordinated unsecured obligations and will be subordinated in right of payment to all of our existing and future Senior Indebtedness,” as defined below, including general creditors, other than holders of our trade accounts payable incurred in the ordinary course, and effectively subordinated to all of our existing and future secured indebtedness. The subordinated notes will rank equal in right of payment with all of our existing and future subordinated indebtedness. The subordinated notes will rank senior to our obligations relating to any outstanding junior subordinated debt securities issued to our capital trust subsidiaries. The subordinated notes will be structurally subordinated to all existing and future liabilities of our subsidiaries.

The holders of the subordinated notes may be fully subordinated to interests held by the U.S. government in the event that we enter into a receivership, insolvency, liquidation, or similar proceeding.

The Indenture will define “Senior Indebtedness” as the principal of (and premium, if any) and interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding), if any, on:

•

all of our indebtedness, obligations and other liabilities (contingent or otherwise) for borrowed money (including obligations of ours in respect of overdrafts and any loans or advances from banks, whether or not evidenced by notes or similar instruments);

•

all of our obligations associated with derivative products such as foreign exchange contracts, currency exchange agreements, interest rate protection agreements, commodity contracts and similar arrangements;

•	all of our indebtedness, obligations and other liabilities (contingent or otherwise) evidenced by bonds, debentures, notes or other instruments for the payment of money;

•

all of our indebtedness incurred in connection with the acquisition of any properties or assets (whether or not the recourse of the lender is to the whole of our assets or to only a portion thereof), other than any account payable or other accrued current liability or obligation to trade creditors incurred in the ordinary course of business;

•

all obligations and liabilities (contingent or otherwise) in respect of our leases required or permitted, in conformity with accounting principles generally accepted in the United States of America, to be accounted for as capitalized lease obligations on our balance sheet;

•	all of our obligations arising from off-balance sheet guarantees and direct credit substitutes;

•

all direct or indirect guaranties or similar agreements by us in respect of, and obligations or liabilities (contingent or otherwise) of ours to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kind described above; and

•

any and all amendments, renewals, extensions and refundings of any such indebtedness, obligations or liabilities, in each case, whether outstanding on the date that we enter into the Indenture or arising after that time.

Senior Indebtedness does not include:

•

any indebtedness in which the instrument or instruments evidencing or securing any such indebtedness, or in any amendment, renewal, extension or refunding of such instrument or instruments, expressly provides that such indebtedness shall not be senior in right of payment to the subordinated notes or expressly provides that such indebtedness is pari passu with or junior to the subordinated notes;

•	our outstanding junior subordinated notes and subordinated debt; and

•	trade accounts payable in the ordinary course of business.

Neither the subordinated notes nor the Indenture limits our ability to incur additional indebtedness, including secured debt and other debt that ranks senior in priority of payment to the subordinated notes.

Upon the liquidation, dissolution, winding up or reorganization of us, we must pay to the holders of all Senior Indebtedness the full amounts of principal of, premium, interest and additional amounts on, that Senior Indebtedness before any payment is made on the subordinated notes. If, after we have made those payments on our Senior Indebtedness, there are amounts available for payment on the subordinated notes, then we may make any payment on the subordinated notes. Because of the subordination provisions and the obligation to pay Senior Indebtedness described above, in the event of our insolvency, holders of the subordinated notes may recover less ratably than holders of Senior Indebtedness and our other creditors.

The subordinated notes will be our exclusive obligation and not the obligations of our subsidiaries. Our subsidiaries are separate and distinct legal entities. Any right we have to receive assets of any of our subsidiaries upon their liquidation or reorganization and the resulting right of the holders of the subordinated notes to participate in those assets will be effectively subordinated to the claims of that subsidiary’s creditors, except to the extent that we are recognized as a creditor of the subsidiary, in which case our claims may be subordinated to any security interests in the assets of the subsidiary granted to another creditor and any obligations of the subsidiary senior to the obligations of the subsidiary held by us.

Redemption

We may, at our option, beginning on the interest payment date on February    , 2024, but not prior thereto (except upon the occurrence of certain events specified below), and on any Interest Payment Date thereafter, redeem the subordinated notes, in whole or in part, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the capital adequacy rules of the Federal Reserve, at a price equal to 100% of the principal amount of the subordinated notes being redeemed plus interest that is accrued and unpaid to but excluding the date of redemption.

The subordinated notes may not otherwise be redeemed prior to the Maturity Date, except that we may, at our option, redeem the subordinated notes, in whole but not in part, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the capital adequacy rules of the Federal Reserve, at a price equal to 100% of the principal amount of the subordinated notes being redeemed plus interest that is accrued and unpaid to but excluding the date of redemption, at any time, including before February    , 2024, upon the occurrence of:

•

a “Tax Event,” defined in the Indenture to mean the receipt by us of an opinion of independent tax counsel to the effect that as a result of (a) an amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities; (b) a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an “administrative or judicial action”); or (c) an amendment to or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation, in each case, occurring or becoming publicly known on or after the original issue date of the subordinated notes, there is more than an insubstantial risk that interest payable by us on the subordinated notes is not, or, within 90 days of the date of such opinion, will not be, deductible by us, in whole or in part, for United States federal income tax purposes, provided, however, that an interest disallowance or deferral pursuant to Section 163(j) of the Internal Revenue Code as in effect on the date of the Indenture shall not be taken into account for purposes of this provision and thus shall not trigger a Tax Event;

•

a “Regulatory Capital Treatment Event,” defined in the Indenture to mean our good faith determination that, as a result of (a) any amendment to, or change in, the laws, rules or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of the subordinated notes, (b) any proposed change in those laws, rules or regulations that is announced or becomes effective after the initial issuance of the subordinated notes, or (c) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules or regulations or policies with respect thereto that is announced after the original issue date of the subordinated notes, there is more than an insubstantial risk that we will not be entitled to treat the subordinated notes then outstanding as “Tier 2 capital” (or its equivalent) for purposes of the capital adequacy rules of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) as then in effect and applicable, for so long as any subordinated notes are outstanding; or

•	a “1940 Act Event,” defined in the Indenture to mean our becoming required to register as an investment company pursuant to the Investment Company Act of 1940, as amended.

The Indenture will define “appropriate federal banking agency” to mean the “appropriate federal banking agency” with respect to us as that term is defined in Section 3(q) of the Federal Deposit Insurance Act or any successor provision.

Notice of any redemption (which notice may be conditional in our discretion on one or more conditions precedent, and the redemption date may be delayed until such time as any or all of such conditions have been satisfied or revoked by us if we determine that such conditions will not be satisfied) will be given to the holders at least 30 days, but not more than 60 days, before the redemption date to each holder of subordinated notes to be redeemed in accordance with the Indenture.

Once notice of redemption is given to the holders, the subordinated notes called for redemption will become due and payable on the redemption date and at the redemption price. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the subordinated notes or portion thereof called for redemption.

Any redemption of the subordinated notes is subject to prior approval of the Federal Reserve to the extent such approval is then required under the capital adequacy rules of the Federal Reserve. The holders of the subordinated notes should not expect us to redeem the subordinated notes on the date they are redeemable at our option. Under the capital adequacy rules currently applicable to us, prior to exercising our right to redeem the subordinated notes, we must either (i) demonstrate to the satisfaction of the Federal Reserve that, following redemption, we will continue to hold capital commensurate with our risk; or (ii) replace the subordinated notes redeemed or to be redeemed with an equal amount of instruments that will qualify Tier 2 capital under regulations of the Federal Reserve immediately following or concurrent with redemption.

In the event of any redemption, neither we nor the Trustee will be required to (a) issue, register the transfer of, or exchange the subordinated notes during a period beginning at the opening of business 15 days before the day of delivery of a notice of redemption of any such subordinated notes selected for redemption and ending at the close of business on the day of delivery of notice of redemption, or (b) transfer or exchange any subordinated notes so selected for redemption, except, in the case of any subordinated notes being redeemed in part, any portion thereof not to be redeemed.

The subordinated notes are not subject to repayment at the option of the holders.

Tier 2 Capital

The subordinated notes are intended to qualify as Tier 2 capital under the Federal Reserve’s rules regarding capital adequacy. These regulations set forth specific criteria for instruments to qualify as Tier 2 capital. Among other things, the subordinated notes must:

•	be unsecured;

•	have a minimum original maturity of at least five years;

•	be subordinated and junior in right of payment to our general creditors;

•

not contain provisions permitting the holders of the subordinated notes to accelerate payment of principal or interest prior to maturity except in the event of receivership, insolvency, liquidation or similar proceedings of the issuer; and

•

only be callable after a minimum of five years following issuance, except upon the occurrence of certain special events, including the events describe above, and, in any case, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the rules of the Federal Reserve.

No Additional Amounts

In the event that any payment on the subordinated notes is subject to withholding of any U.S. federal income tax or other tax or assessment (as a result of a change in law or otherwise), we will not pay additional amounts with respect to such tax or assessment. For a discussion relating to certain U.S. federal income tax consequences of the ownership and disposition of the subordinated notes, see “Certain U.S. Federal Income Tax Considerations”.

Events of Default; Limited Rights of Acceleration; Waiver

Under the Indenture, an event of default will occur with respect to the subordinated notes only upon our, or our principal subsidiary bank’s, bankruptcy, insolvency, liquidation, reorganization or similar event. The term “principal subsidiary bank” means each of (i) any bank subsidiary the consolidated assets of which constitute 40% or more of our consolidated assets and (ii) any other bank subsidiary designated as a “principal subsidiary bank” by our Board of Directors; provided that if the Federal Reserve notifies us that our bank subsidiary that is a principal subsidiary bank applying the tests in clause (i) or (ii) above does not qualify as a “major subsidiary depository institution” within the requirements of the Federal Reserve’s capital guidelines applicable to bank holding companies, such bank subsidiary will not be a principal subsidiary bank from and after the time we receive from the Federal Reserve such a notice. Currently, FNBPA is our only subsidiary bank and therefore is a “principal subsidiary bank.”

If an event of default permitting acceleration of the maturity of the subordinated notes occurs and is continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding subordinated notes may declare the principal amount and interest to be due and payable immediately. In the event of the bankruptcy or insolvency of FNBPA, the enforcement of the foregoing provision would be subject to the broad equity powers of a federal bankruptcy court and to the determination by that court of the nature and status of the payment claims of the holders of the subordinated notes.

If we default in our obligation to pay any interest on the subordinated notes when due and payable and such default continues for a period of thirty (30) days, or if we default in our obligation to pay the principal amount due upon maturity, then the Trustee may, subject to certain limitations and conditions, seek to enforce its rights and the rights of the holders of subordinated notes of the performance of any covenant or agreement in the Indenture. The Trustee and holders of the subordinated notes may not accelerate the maturity of the subordinated notes, except upon our or our principal subsidiary bank’s bankruptcy, insolvency, liquidation, receivership or similar event.

The Indenture also provides that the holders of not less than a majority in principal amount of the subordinated notes may waive any past default with respect to the subordinated notes and its consequences, except a default consisting of:

•	our failure to pay the principal of, or interest on, the subordinated notes; or

•	a default relating to a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the holders of each outstanding subordinated note.

The Indenture contains a provision entitling the Trustee to be indemnified by the holders of any outstanding subordinated notes before proceeding to exercise any right or power under the Indenture at the holders’ request or direction. The holders of a majority in principal amount of outstanding subordinated notes of a series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or other power conferred on the Trustee, with respect to the subordinated notes of that series. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the holders of the subordinated notes not joining in the direction (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any such directions are unduly prejudicial to such holders).

The Indenture provides that no holder of the subordinated notes shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

•	such holder has previously given written notice to the Trustee of a continuing event of default with respect to the subordinated notes;

•

the holders of not less than 25% in principal amount of the outstanding subordinated notes shall have made written request to the Trustee to institute proceedings in respect of such event of default in its own name as Trustee hereunder;

•	such holder or holders have offered security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

•	the Trustee for sixty (60) days after its receipt of such notice, request and offer of security or indemnity has failed to institute any such proceeding; and

•

no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the holders of a majority in principal amount of the outstanding subordinated notes of such series.

These limitations do not apply to a suit instituted by a holder of subordinated notes for the enforcement of payment of the principal of, or interest on, the subordinated notes on or after the Maturity Date.

Consolidation, Merger, Conveyance or Transfer of Assets

The Indenture provides that we may not consolidate with, amalgamate with or merge into any other person or convey or transfer our properties and assets substantially as an entirety to another person, or permit any person to consolidate with or merge into us, unless:

•

in case we shall consolidate with, amalgamate with, or merge into another person, or convey, transfer or lease our properties and assets substantially as an entirety to another person, (x) we are the surviving corporation or (y) the person formed by such consolidation or amalgamation or into which we are merged, or to which we convey or transfer our properties and assets, (1) is a corporation, organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and (2) expressly assumes, by a supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee, the due and punctual payment or delivery of the principal of and any premium and interest on the securities issued under the Indenture, and the performance or observance of any other covenant of the Indenture on the part of us to be performed or observed;

•

immediately after giving effect to such transaction, no default, and no event which, after notice or lapse of time or both, would become a default under the Indenture shall have occurred and be continuing; and

•	we have delivered to the Trustee an officer’s certificate and an opinion of counsel regarding compliance with the Indenture.

For this purpose, “corporation” means a corporation, association, company or business trust.

Modification of the Indenture

Except as set forth below, modification and amendment of the Indenture as applicable to the subordinated notes may be made only with the consent of the holders of not less than a majority in principal amount of the subordinated notes and all other series of debt securities issued under the Indenture and affected by such modification or amendment (voting as one class).

No modification or amendment of the Indenture as applicable to the subordinated notes may, without the consent of each holder affected thereby, do any of the following:

•

change the stated maturity or due date of the principal of, or interest payable on, the subordinated notes or change any place of payment where, or the currency in which, such principal and interest is payable;

•	reduce the principal amount of, or the rate or amount of interest on, the subordinated notes;

•	impair the right to institute suit for the enforcement of any payment on, or with respect to, the subordinated notes;

•

reduce the percentage of the holders of the subordinated notes necessary (i) to modify or amend the Indenture, or (ii) to waive compliance with certain provisions thereof or certain defaults and consequences thereunder;

•

modify any of the provisions with respect to the subordination of the subordinated notes of any series in a manner adverse to the holders or adverse to the capital treatment of the subordinated notes, except to clarify ambiguities or to meet regulatory requirements and treatment of the subordinated notes as Tier 2 capital; or

•	modify or affect in any manner adverse to the holders the terms and conditions of our obligation in respect of the due and punctual payment of the principal of or interest on the subordinated notes.

We and the Trustee may modify or amend the Indenture as applicable to the subordinated notes, without the consent of any holder of the subordinated notes, for any of the following purposes:

•	to evidence the succession of another person to us as obligor under the Indenture;

•

to evidence and provide for the acceptance or appointment of a successor trustee with respect to the subordinated notes or facilitate the administration of the trusts under the Indenture by more than one trustee;

•

to add to the covenants for the benefit of the holders of the subordinated notes or to surrender any right or power conferred upon us in the Indenture, provided that such action shall not adversely affect the interests of the holders of the subordinated notes as determined in good faith by us and evidenced by an officer’s certificate;

•	to add additional events of default;

•

to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action shall not adversely affect the interests of the holders of the subordinated notes in any material respect (except for changes to confirm that the subordinated notes are Tier 2 capital for regulatory purposes) as determined in good faith by us and evidenced by an officer’s certificate;

•	to establish the form of any securities and to provide for the issuance of any series of securities under the Indenture and to set forth the terms thereof;

•	to provide for additional notes;

•	to provide for the issuance of subordinated notes in uncertificated form in place of certificated subordinated notes;

•

to conform the text of the Indenture or the subordinated notes to any provision of this Description of the Notes to the extent that such provision in this Description of the Notes was intended to be a verbatim recitation of a provision of the Indenture or the subordinated notes, which intent may be evidenced by an officers’ certificate to that effect;

•	to qualify the Indenture under the Trust Indenture Act; or

•	to comply with the rules and regulations of any securities exchange or automated quotation system on which the subordinated notes may be listed or traded.

No modification or amendment of the Indenture that adversely affects the superior position of any holder of senior indebtedness will be effective against any such holder of senior indebtedness unless such holder of senior indebtedness will have consented to such modification or amendment.

Discharge of Obligations

Under the Indenture, we may discharge certain obligations to holders of the subordinated notes that have not already been delivered to the Trustee for cancellation. We can discharge these obligations by irrevocably depositing with the Trustee funds in U.S. dollars in an amount sufficient to pay the entire indebtedness on the subordinated notes, including the principal of and interest payable on the subordinated notes to the date of the deposit, if the subordinated notes have become due and payable. Amounts deposited with the Trustee in connection with the discharge of obligations described above and not prohibited under the subordination provisions of the Indenture when deposited will not be subject to subordination.

Trustee

Wilmington Trust, National Association will act as Trustee, registrar, calculation agent and paying agent for the subordinated notes. From time to time, we and our subsidiaries may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the Trustee in the ordinary course of business. Upon the occurrence of an event of default or a default under the subordinated notes, or upon the occurrence of a default under another indenture under which Wilmington Trust, National Association may serve as trustee in the future, the Trustee may be deemed to have a conflicting interest for purposes of the Trust Indenture Act and, accordingly, may be required to resign as Trustee under the Indenture. In that event, we would be required to appoint a successor trustee for the subordinated notes.

Notices

Any notices required to be given to the holders of the subordinated notes held in global form will be given to DTC.

Governing Law; Waiver of Jury Trial

The subordinated notes and the Indenture will be governed by the laws of the State of New York, but without giving effect to applicable principles of conflicts of law to the extent the application of the laws of another jurisdiction would be required thereby. The Indenture provides that we and the Trustee, and each holder of a subordinated note by its acceptance thereof, irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the Indenture or the subordinated notes, or any transaction contemplated thereby.

Book-Entry System

The subordinated notes will be issued as fully registered global notes which will be deposited with the Trustee, as custodian for DTC, in its corporate trust office, and registered, at the request of DTC, in the name of Cede & Co. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as participants in DTC. One or more fully registered certificates will be issued as global notes in the aggregate principal amounts of the applicable series of subordinated notes. Investors may elect to hold their interest in the global notes through DTC in the United States or, in Europe, through Euroclear or Clearstream. Beneficial interests in the global notes must be held in minimum denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Owners of beneficial interests in a global note will not be entitled to have the subordinated notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of such subordinated notes in definitive form and will not be considered the owners or holders thereof under the Indenture, except as provided below. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC for such global note and, if such person is not a participant in DTC (as described below), on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. References in this prospectus supplement to holders of the subordinated notes are to the registered holders and not to any owner of a beneficial interest in the subordinated notes. Subordinated notes represented by a global note may be exchanged for definitive notes in registered form only if:

•	DTC notifies us in writing that it is no longer willing or able to act as a depositary for that global note and we do not appoint a successor depositary within 90 days after receiving that notice;

•

at any time DTC ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days after becoming aware that DTC has ceased to be registered as a clearing agency;

•	we, at our option, notify the Trustee in writing that we elect to cause the issuance of subordinated notes in definitive form; or

•	any event will have happened and be continuing which, after notice or lapse of time, or both, would constitute an event of default with respect to the subordinated notes.

In such circumstances, upon surrender by DTC or a successor depositary of the global notes, subordinated notes in definitive form will be issued to each person that DTC or a successor depositary identifies as the beneficial owner of the related subordinated notes. Upon issuance of subordinated notes in definitive form, the Trustee is required to register these subordinated notes in the name of, and cause the same to be delivered to, this person or these persons (or the nominee thereof). These subordinated notes would be issued in fully registered form without coupons, in minimum denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000 and subsequently may not be exchanged by a holder for subordinated notes in denominations of less than $1,000.

We will make principal and interest payments on all subordinated notes represented by a global note to the Trustee which in turn will make payment to DTC or its nominee, as the case may be, as the sole registered owner of the subordinated notes represented by global notes. None of us, the Trustee or any underwriter will be responsible or liable for:

•	the records relating to, or payments made on account of, beneficial ownership interests in a global note;

•

any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global note held through those participants; or

•	the maintenance, supervision or review of any records relating to the beneficial ownership interests in a global note.

We and the Trustee understand that it is DTC’s current practice to credit participants’ accounts on each payment date with payments of principal or interest in amounts proportionate to their respective beneficial interests in the principal amount represented in the global notes as shown on DTC’s records, upon DTC’s receipt of funds and corresponding detail information. Payments by participants to owners of beneficial interests in a global note will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in a “street name,” and will be the sole responsibility of those participants.

The Clearing System

We have obtained the following information under this heading “The Clearing System” from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Owners of beneficial interests in a global note may elect to hold their interests in such global note outside the United States through Clearstream or Euroclear, if they are a participant of such system, or indirectly through organizations that are participants in such systems. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants’ customers’ securities accounts. Citibank, N.A. will act as depositary for Clearstream and JPMorgan Chase Bank, N.A. will act as depositary for Euroclear (in such capacities, the “U.S. Depositaries”).

DTC

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Clearstream

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the subordinated notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the

Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator.

Specifically, these terms and conditions govern:

•	transfers of securities and cash within Euroclear;

•	withdrawal of securities and cash from Euroclear; and

•	receipt of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding securities through Euroclear Participants.

Distributions with respect to interests in the subordinated notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions, to the extent received by the U.S. Depositary for the Euroclear Operator.

Settlement

Investors in the subordinated notes will be required to make their initial payment for the subordinated notes in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary for such clearing system; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving subordinated notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of subordinated notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such subordinated notes settled during such processing will be reported to the relevant Clearstream Participants or Euroclear Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of subordinated notes by or through a Clearstream Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of subordinated notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. The information in this section concerning DTC, Clearstream, Euroclear and DTC’s book-entry system has been obtained from sources that we believe to be reliable (including DTC, Clearstream and Euroclear), but we take no responsibility for the accuracy thereof.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax consequences related to the purchase, ownership and disposition of the subordinated notes by holders that purchase subordinated notes for cash in this original issuance at their “issue price” (i.e., the first price at which a substantial amount of the subordinated notes are sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters), and that hold the subordinated notes as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code. This discussion is based upon the Code, regulations of the Treasury Department, or Treasury regulations, Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change (possibly on a retroactive basis). We have not sought, and will not seek, any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the subordinated notes that are different from those discussed below.

This discussion is a summary for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership, and disposition of the subordinated notes. It does not describe any tax consequences arising out of the tax laws of any state, local, or foreign jurisdiction, any U.S. federal tax considerations other than income taxation (such as estate or gift taxation), or the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as:

•	dealers in securities or foreign currency;

•	tax-exempt entities;

•	banks;

•	thrifts;

•	regulated investment companies;

•	real estate investment trusts;

•	traders in securities that have elected the mark-to-market method of accounting for their securities;

•	insurance companies;

•	persons that hold subordinated notes as part of a “straddle,” a “hedge,” or a “conversion transaction” or other risk reduction transaction;

•	persons subject to the alternative minimum tax;

•	U.S. expatriates;

•	U.S. holders (defined below) that have a “functional currency” other than the U.S. dollar;

•

pass-through entities (e.g., partnerships and entities or arrangements treated as partnerships for U.S. federal income tax purposes) or investors that hold the subordinated notes through pass-through entities;

•	passive foreign investment companies; and

•	controlled foreign corporations.

If any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes is a beneficial owner of subordinated notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. If you are an entity or arrangement classified as a partnership for U.S. federal income tax purposes that is considering purchasing subordinated notes, or a partner of such a partnership, you should consult with your own tax advisor.

This summary of certain U.S. federal income tax considerations is for general information only and is not tax advice. You are urged to consult your own tax advisor with respect to the application of U.S. federal income tax laws to your particular situation as well as any tax considerations arising under other U.S. federal tax laws (such as the estate or gift tax laws) or under the laws of any state, local, foreign, or other taxing jurisdiction or under any applicable tax treaty.

U.S. Holders

As used in this discussion, a U.S. holder is a beneficial owner of a subordinated note that, for federal income tax purposes, is:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (i) a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons (as defined under the Code) have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Taxation of interest

It is anticipated, and this discussion assumes, that the subordinated notes will be issued at par or at a discount that results in no more than “de minimis” original issue discount (“OID”) for U.S. federal income tax purposes. In general, in the hands of the original holder of a subordinated note, OID is the difference between the stated redemption price at maturity of the subordinated note and its issue price. A U.S. Holder holding a subordinated note with de minimis OID must include any de minimis OID in income, as capital gain as principal payments are made on the subordinated note. Stated interest on a subordinated note generally will be taxable to a U.S. holder as ordinary income:

•	when it accrues, if the U.S. holder uses the accrual method of accounting for U.S. federal income tax purposes; or

•	when received, if the U.S. holder uses the cash method of accounting for U.S. federal income tax purposes.

Sale or other disposition of subordinated notes

Upon the sale, exchange, redemption, retirement, or other taxable disposition of a subordinated note, a U.S. holder generally will recognize a gain or loss equal to the difference, if any, between:

•

the amount of cash proceeds and the fair market value of any property received on such disposition (less any amount attributable to accrued and unpaid interest, which generally will be taxable as ordinary income to the extent not previously included in gross income); and

•	the U.S. holder’s adjusted tax basis in the subordinated note.

A U.S. holder’s adjusted tax basis in a subordinated note generally will equal the cost of the subordinated note to the U.S. holder. The U.S. holder’s gain or loss that is recognized on the sale or other disposition of the subordinated note generally will be capital gain or loss. This capital gain or loss generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the U.S. holder has held the subordinated note for more than one year. Under current law, a non-corporate U.S. holder’s long-term capital gain generally will be subject to a preferential tax rate. The deductibility of capital losses is subject to limitations.

Information reporting and backup withholding

Information reporting generally will apply to payments of interest on, or the proceeds of a sale or other disposition (including a retirement or redemption) of, subordinated notes held by a U.S. holder unless the U.S. holder is an exempt recipient. Backup withholding generally will apply to such payments unless the U.S. holder provides us or the appropriate intermediary with a correct taxpayer identification number and complies with certain certification procedures, or the U.S. holder otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against the U.S. holder’s U.S. federal income tax liability, if any, and a refund may be obtained if the amount withheld exceeds the U.S. holder’s actual U.S. federal income tax liability and the U.S. holder timely provides the required information to the IRS.

Medicare tax

Certain U.S. holders who are individuals, estates, or trusts will be subject to a 3.8% Medicare tax on the lesser of (i) the U.S. holder’s “net investment income” in the case of an individual, or undistributed “net investment income” in the case of an estate or trust, in each case for the relevant taxable year and (ii) the excess of the U.S. holder’s modified adjusted gross income in the case of an individual, or adjusted gross income in the case of an estate or trust, in each case for the taxable year, over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. holder’s net investment income generally will include its interest income and its net gains from the disposition of the subordinated notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate, or trust, you are urged to consult your own tax advisor regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the subordinated notes.

Non-U.S. Holders

You are a non-U.S. holder for purposes of this discussion if you are a beneficial owner of subordinated notes and you are, for U.S. federal income tax purposes, an individual, corporation, estate, or trust that is not a U.S. holder.

Taxation of interest

Subject to the discussions of backup withholding and FATCA withholding below, a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on payments of interest on a subordinated note, provided that

•	the non-U.S. holder is not:

•	an actual or constructive owner of 10% or more of the total combined voting power of all classes of our common stock within the meaning of the Code and applicable Treasury regulations;

•	a controlled foreign corporation related (directly or indirectly) to us; or

•	a bank receiving interest as described in Section 881(c)(3)(A) of the Code;

•	such interest payments are not effectively connected with the conduct by the non-U.S. holder of a trade or business within the U.S.; and

•

the non-U.S. holder provides a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E (or appropriate substitute or successor IRS Form), signed under penalties of perjury, which provides the non-U.S. holder’s name and address and certifies that the non-U.S. holder is not a U.S. person (as defined under the Code), to:

•	us or our paying agent; or

•

a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and that holds the non-U.S. holder’s subordinated note on the non-U.S. holder’s behalf and certifies to us or our paying agent, under penalties of perjury, that it, or the bank or financial institution between it and the non-U.S. holder, has received from the non-U.S. holder its properly completed IRS Form W-8BEN or IRS Form W-8BEN-E (or appropriate substitute or successor IRS Form) and provides us or our paying agent with a copy of such form.

Special rules may apply to non-U.S. holders who hold subordinated notes through “qualified intermediaries” within the meaning of U.S. federal income tax laws.

Payments of interest on a subordinated note that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the U.S. and, if the non-U.S. holder is entitled to benefits under an applicable income tax treaty, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder in the U.S., generally will be subject to U.S. federal income tax on a net basis at the regular graduated rates and in the manner applicable to payments to a U.S. holder (without regard to the Medicare tax described above). A corporate non-U.S. holder also may be subject to a branch profits tax at a rate of 30% (or such lower rate as may be available under an applicable income tax treaty) on the non-U.S. holder’s effectively connected earnings and profits attributable to such interest. If interest is effectively connected income, payments of such interest will not be subject to U.S. withholding tax so long as the non-U.S. holder provides us or our paying agent with a properly completed IRS Form W-8ECI (or the appropriate successor form), signed under penalties of perjury, on or before the date of the payment of such interest.

A non-U.S. holder that does not qualify for an exemption from U.S. federal income tax or withholding tax under the preceding paragraphs generally will be subject to withholding of U.S. federal income tax at the rate of 30% (or such lower rate as may be available under an applicable income tax treaty) on payments of interest on a subordinated note.

NON-U.S. HOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS ABOUT ANY APPLICABLE INCOME TAX TREATIES, WHICH MAY PROVIDE FOR AN EXEMPTION FROM OR A REDUCTION OF U.S. FEDERAL INCOME TAX OR WITHHOLDING TAX, AN EXEMPTION FROM OR A REDUCTION OF THE BRANCH PROFITS TAX, OR OTHER RULES DIFFERENT FROM THOSE DESCRIBED ABOVE.

Sale or other disposition of subordinated notes

Subject to the discussions of backup withholding and FATCA withholding below, any gain realized by a non-U.S. holder on the sale, exchange, redemption, retirement or other disposition of a subordinated note generally will not be subject to U.S. federal income tax or withholding tax, unless:

•	such gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S.; or

•	the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are satisfied.

If the first bullet point applies, the non-U.S. holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as U.S. holders, as described above (without regard to the Medicare tax described above), unless an applicable income tax treaty provides otherwise. In addition, a corporate non-U.S. holder also may be subject to the branch profits tax described above on the non-U.S. holder’s effectively connected earnings and profits attributable to such gain. If the second bullet point applies, the non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be available under an applicable income tax treaty) on the amount by which the non-U.S. holder’s capital gains from U.S. sources exceed certain capital losses allocable to U.S. sources.

Information reporting and backup withholding

Payments to a non-U.S. holder of interest on a subordinated note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to the non-U.S. holder. The IRS may make this information available under the provisions of an applicable tax treaty to tax authorities in the country in which the non-U.S. holder is a resident. Backup withholding generally will not apply to payments of interest on a subordinated note if a non-U.S. holder duly provides certification as to its foreign status as described below, or the non-U.S. holder otherwise establishes an exemption.

Payment of the gross proceeds from a sale or other disposition (including a retirement or redemption) of a subordinated note by a non-U.S. holder effected by the U.S. office of a U.S. or non-U.S. broker generally will be subject to information reporting and backup withholding unless the non-U.S. holder properly certifies, under penalties of perjury, as to its foreign status and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption. Payment of the gross proceeds from a sale or other disposition of a subordinated note by a non-U.S. holder effected by a non-U.S. office of a non-U.S. broker generally will not be subject to information reporting or backup withholding. However, payment of the gross proceeds from a sale or other disposition of a subordinated note by a non-U.S. holder generally will be subject to information reporting, but not backup withholding, if such sale or other disposition is effected by a non-U.S. office of a broker that is a U.S. person (as defined under the Code) or a foreign person with specified connections to the U.S., unless the non-U.S. holder properly certifies, under penalties of perjury, as to its foreign status and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against the non-U.S. holder’s U.S. federal income tax liability, if any, and a refund may be obtained if the amount withheld exceeds the non-U.S. holder’s actual U.S. federal income tax liability and the non-U.S. holder timely provides the required information to the IRS.

Taxation of Subordinated Notes Held By or Through Foreign Entities

Pursuant to the Foreign Account Tax Compliance Act, or “FATCA,” payments to foreign financial institutions (which term includes most foreign hedge funds, private equity funds, mutual funds, securitization vehicles, and other investment vehicles) and certain other foreign entities of interest on a debt obligation of a U.S. issuer, are subject to a withholding tax (separate and apart from, but without duplication of, the withholding tax described above) at a rate of 30%, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons (as defined under the Code) of interests in or accounts with those entities) have been satisfied. Under FATCA the gross proceeds from the sale or other disposition of a debt obligation of a U.S. issuer would also be subject to such withholding tax but, on December 13, 2018, the IRS released proposed regulations that would eliminate FATCA withholding on such gross proceeds. In the regulation release, the IRS stated that taxpayers may rely on those proposed regulations until final regulations are promulgated. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules. If withholding is required under FATCA on a payment related to the subordinated notes, investors that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). Investors are encouraged to consult their own tax advisors regarding the implications of FATCA on their investment in a subordinated note.

THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT WITH ITS OWN TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF THE SUBORDINATED NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement, dated February                , 2019 (the “underwriting agreement”), the underwriters named below (the “underwriters”), for whom Morgan Stanley & Co. LLC and Sandler O’Neill & Partners, L.P. are acting as representatives (the “representatives”), have severally agreed to purchase, and we have agreed to sell to them, severally, the respective principal amount of the subordinated notes set forth opposite their names below:

Underwriter	Principal amount of notes
Morgan Stanley & Co. LLC	$
Sandler O’Neill & Partners, L.P.

Total:	$

The underwriting agreement provides that the underwriters are obligated to purchase all of the subordinated notes if any are purchased.

The underwriters propose to offer the subordinated notes directly to the public at the public offering price on the cover page of this prospectus supplement and may offer the subordinated notes to certain dealers at the public offering price less concessions not to exceed                % of the principal amount of the subordinated notes. The underwriters may allow, and dealers may reallow, a concession not to exceed                % of the principal amount of the subordinated notes on sales to other dealers. After the initial offering of the subordinated notes, the price to public and other selling terms may from time to time be varied by the underwriters. The offering of the subordinated notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The aggregate proceeds to us are set forth on the cover page of this prospectus supplement before deducting our expenses in offering the subordinated notes. We estimate that we will pay approximately $                million for expenses, excluding underwriting discounts, allocable to the offering. These expenses include the underwriters’ legal fees in connection with this offering that we have agreed to pay

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriters may be required to make in respect thereof.

The subordinated notes are new issues of securities with no established trading market. One or more underwriters intend to make a secondary market for the subordinated notes. However, they are not obligated to do so and may discontinue making a secondary market for the subordinated notes at any time without notice. No assurance can be given as to how liquid the trading market for the subordinated notes will be.

In connection with the offering, the underwriters may engage in transactions that stabilize the market price of the subordinated notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the subordinated notes. If the underwriters create a short position in the subordinated notes in connection with the offering, i.e., if they sell more subordinated notes than are listed on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing subordinated notes in the open market. Purchases of a security to stabilize the price or to reduce a short position may cause the price of the subordinated notes to be higher than they might be in the absence of these purchases.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased subordinated notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the subordinated notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financing and non-financial activities and services. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and may actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the subordinated notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the subordinated notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Alternative Settlement Cycle

It is expected that delivery of the subordinated notes will be made against payment therefor on or about February    , 2019, which is the                 business day following the date hereof (such settlement cycle being referred to as “T+        ”). Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the subordinated notes on                 will be required, by virtue of the fact that the subordinated notes initially will settle in T+        , to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the subordinated notes who wish to trade such subordinated notes on                 should consult their own advisors.

Selling Restrictions

European Economic Area

The subordinated notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the subordinated notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the subordinated notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of subordinated notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of subordinated notes. This prospectus supplement and the accompanying prospectus is not a prospectus for the purposes of the Prospectus Directive.

United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Canada

The subordinated notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the subordinated notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the subordinated notes by (i) employee benefit plans subject to Part 4 of Subtitle B of Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended, or ERISA, (ii) plans, individual retirement accounts and other arrangements subject to Section 4975 of the Code, (iii) plans subject to federal, state, local, non-U.S. or other laws or regulations that are similar to ERISA or Section 4975 of the Code, and (iv) entities whose underlying assets are considered to include “plan assets” of such employee benefit plans, plans or arrangements. Each of these plans, individual retirement accounts and arrangements are referred to in this summary as a “plan.” This summary is general in nature and does not address every issue pertaining to ERISA that may be applicable to us, the subordinated notes or a particular investor. Accordingly, each prospective investor should consult with his, her or its own counsel in order to understand the ERISA-related issues that affect or may affect the investor with respect to this investment. Each fiduciary of a plan should consider the fiduciary standards of ERISA or any applicable similar laws in the context of the plan’s particular circumstances before authorizing an investment in the subordinated notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA or any applicable similar laws and would be consistent with the documents and instruments governing the plan.

Section 406 of ERISA and Section 4975 of the Code prohibit plans subject to such provisions, or ERISA plans, from engaging in certain transactions involving “plan assets” with persons that are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code with respect to the plans. A violation of these “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption. As a general rule, employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA that have not made an election under Section 410(d) of the Code) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code, but may be subject to similar laws that regulate their investments.

Prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Code could arise if the subordinated notes were acquired by a plan with respect to which we or any of our affiliates or any underwriter is a party in interest or a disqualified person. For example, if we or any underwriter is party in interest or disqualified person with respect to an investing plan (either directly or, in our case, by reason of our ownership of our subsidiaries), the purchase of any subordinated notes by a plan could result in a sale or exchange prohibited by Section 406(a)(1)(A) of ERISA and Section 4975(c)(1)(A) of the Code and/or an extension of credit prohibited by Section 406(a)(1)(B) of ERISA and Section 4975(c)(1)(B) of the Code, unless exemptive relief were available under an applicable exemption (see below).

The U.S. Department of Labor has issued prohibited transaction class exemptions, or PTCEs, that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase, holding or disposition of the subordinated notes. Those class exemptions include:

•	PTCE 96-23 for certain transactions determined by in-house asset managers;

•	PTCE 95-60 for certain transactions involving insurance company general accounts;

•	PTCE 91-38 for certain transactions involving bank collective investment funds;

•	PTCE 90-1 for certain transactions involving insurance company pooled separate accounts; and

•	PTCE 84-14 for certain transactions determined by independent qualified professional asset managers.

In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provides an exemption for transactions between a plan and a party in interest or disqualified person, provided that the party in interest or disqualified person is not a fiduciary (or an affiliate) who has or exercises any discretionary authority or control with respect to the investment of the plan assets involved in the transaction or renders investment advice with respect to those assets, and is a party in interest or disqualified person solely by reason of being a service provider to the plan, being a relative of the service provider or having certain other employment or ownership relationships to a service provider to the plan and provided, further that the plan receives no less, nor pays more, than adequate consideration in connection with the transaction. No assurance can be made that all of the conditions of any of these or any other exemptions will be satisfied.

Because of the possibility that direct or indirect prohibited transactions or violations of similar laws could occur as a result of the purchase, holding or disposition of the subordinated notes by a plan, the subordinated notes may not be purchased by any plan, or any person investing the assets of any plan, unless its purchase, holding and disposition of the subordinated notes will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any similar laws. Any purchaser or holder of the subordinated notes or any interest in the subordinated notes will be deemed to have represented by its purchase and holding of the subordinated notes that either:

•	it is not a plan and is not purchasing the subordinated notes or interest in the subordinated notes on behalf of or with the assets of any plan; or

•

its purchase, holding and disposition of the subordinated notes or interest in the subordinated notes will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any similar laws.

Due to the complexity of these rules and the penalties imposed upon persons involved in non-exempt prohibited transactions, it is important that any person considering the purchase of the subordinated notes on behalf of or with the assets of any plan consult with its counsel regarding the consequences under ERISA, Section 4975 of the Code and any applicable similar laws of the acquisition, ownership and disposition of the subordinated notes, whether any exemption would be applicable, and whether all conditions of such exemption have been satisfied such that the acquisition and holding of the subordinated notes by the plan are entitled to full exemptive relief thereunder. Nothing herein shall be construed as, and the sale of the subordinated notes to a plan is in no respect, a representation by us or the underwriter that any investment in the subordinated notes would meet any or all of the relevant legal requirements with respect to investment by, or is appropriate for, plans generally or any particular plan.

CERTAIN LEGAL MATTERS

Certain legal matters in connection with this offering, including the validity of the subordinated notes offered hereby, will be passed upon for us by Reed Smith LLP, Pittsburgh, Pennsylvania. Certain legal matters in connection with this offering will be passed upon for the underwriters by Squire Patton Boggs (US) LLP, Cincinnati, Ohio.

EXPERTS

The consolidated financial statements of FNB appearing in our Annual Report on Form 10-K for the year ended December 31, 2017, and the effectiveness of FNB’s internal control over financial reporting as of December 31, 2017, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Common Stock

Preferred Stock

Debt Securities

Depositary Shares

Warrants

Purchase Contracts

Units

The securities listed above may be offered and sold by us and/or may be offered and sold, from time to time, by one or more selling security holders to be identified in the future. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

Our common stock and our depositary shares representing a 1/40th interest in a share of our Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series E, are listed on the New York Stock Exchange and trade under the ticker symbols “FNB” and “FNBPrE,” respectively.

Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

These securities will be our equity securities or our unsecured obligations and will not be savings accounts, deposits or other obligations of any banking or non-banking subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Investing in our securities involves risks. See “Risk Factors” beginning on page 2 of this prospectus and contained in our Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated herein by reference, as well as any risk factors included in, or incorporated by reference into, the applicable prospectus supplement, to read about factors you should consider before buying any securities issued by us.

The date of this prospectus is May 16, 2018.

i

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under the shelf registration process, we may from time to time offer any combination of the following securities described in this prospectus in one or more offerings: common stock, preferred stock, debt securities, depositary shares, warrants, stock purchase contracts and/or units.

Each time we offer and sell securities we will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus (including the information incorporated by reference herein) and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.” We have not authorized anyone to provide you with different information and, if you are given any information or representation about these matters that is not contained or incorporated by reference in this prospectus or a prospectus supplement, you must not rely on that information. We are not making an offer to sell securities in any jurisdiction where the offer or sale of such securities is not permitted.

Neither the delivery of this prospectus or any applicable prospectus supplement nor any sale made using this prospectus or any applicable prospectus supplement implies that there has been no change in our affairs or that the information in this prospectus or in any applicable prospectus supplement is correct as of any date after their respective dates. You should not assume that the information in or incorporated by reference in this prospectus or any applicable prospectus supplement or any free writing prospectus prepared by us, is accurate as of any date other than the date(s) on the front covers of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any of those offers.

The prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of offering, the compensation of those underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “F.N.B.,” the “Corporation,” “we,” “us,” “our” or similar references mean F.N.B. Corporation.

RISK FACTORS

Investing in our securities involves risks. Before making an investment decision, you should carefully read and consider the risk factors that are set forth in the applicable prospectus supplement and in our most recent annual report on Form 10-K, which is incorporated by reference into this prospectus, as updated by our subsequent filings with the SEC under the Securities Exchange Act of 1934. You should also refer to all of the other information appearing in this prospectus and the applicable prospectus supplement or incorporated by reference into this prospectus in light of your particular investment objectives and financial circumstances.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov and on our website at www.fnbcorporation.com. Except as specifically incorporated by reference in this prospectus, information on those websites is not part of this prospectus. You may also read and copy any documents we file with the SEC by visiting the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain further information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information in the documents we file with the SEC. This means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any later documents we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 before termination of the offering of securities under this prospectus (other than, in each case, documents or information deemed to have been furnished and not “filed” in accordance with SEC rules). The SEC file number for these documents is 001-31940.

•	Our Annual Report on Form 10-K for the year ended December 31, 2017, filed on February 28, 2018;

•	The portions of our definitive proxy statement on Schedule 14A, filed on March 30, 2018, that are incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2017;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed on May 10, 2018;

•	Our Current Report on Form 8-K, filed on April 6, 2018; and

•

The description of our common stock contained in our registration statement filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating this description.

We will provide you, at no cost, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus (excluding the exhibits to those documents unless they have been specifically incorporated by reference into the requested document). You may request these documents from:

Shareholder Relations

12 Federal Street

One North Shore Center

Pittsburgh, Pennsylvania 15212

(800) 555-5455

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our expectations relative to business and financial metrics, merger integration and conversion activities relating to our merger with Yadkin Financial Corporation, which was completed in March 2017, our outlook regarding revenues, expenses, earnings. liquidity, asset quality and statements regarding the impact of technology enhancements and customer and business process improvements.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. We assume no obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

Such forward-looking statements may be expressed in a variety of ways, including the use of future and present tense language expressing expectations or predictions of future financial or business performance or conditions based on current performance and trends. Forward-looking statements are typically identified by words such as, “believe,” “plan,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “will,” “should,” “project,” “goal,” and other similar words and expressions. These forward-looking statements involve certain risks and uncertainties. In addition to the factors previously disclosed in our periodic reports filed with the SEC, the following factors among others, could cause actual results to differ materially from forward-looking statements or historical performance: changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; potential difficulties encountered in expanding into a new and remote geographic market; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business and technology initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with acquisitions and divestitures; economic conditions; interruption in or breach of security of our information systems; integrity and functioning of products, information systems and services provided by third party external vendors; changes in tax rules and regulations or interpretations including, but not limited to the recently enacted Tax Cuts and Jobs Act; changes in accounting policies, standards and interpretations, liquidity risk; changes in asset valuations; and the impact, extent and timing of technological changes, capital management activities, and other actions of the Office of the Comptroller of the Currency (OCC), the Board of Governors of the Federal Reserve System (FRB) and legislative and regulatory actions and reforms.

Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, the risk factors and other uncertainties described in our Annual Report on Form 10-K, our subsequent Quarterly Reports on Form 10-Q (including the risk factors and risk management discussion) and our other subsequent filings with the SEC, which are available on our corporate website at https://www.fnb-online.com/about-us/investor-relations-shareholder-services. We have included our web address as an inactive textual reference only. Information on our website is not part of this prospectus.

F.N.B. CORPORATION

F.N.B. Corporation was formed in 1974 as a bank holding company. In 2000, the Corporation elected to become, and remains, a financial holding company under the Gramm-Leach-Bliley Act of 1999.

The Corporation is a diversified financial services company operating in eight states and holds a significant retail deposit market share in metropolitan markets including: Pittsburgh, Pennsylvania; Baltimore, Maryland; Cleveland, Ohio; and Charlotte, Raleigh, Durham and the Piedmont Triad (Winston-Salem, Greensboro and High Point) in North Carolina. As of March 31, 2018, the Corporation had 417 banking offices throughout Pennsylvania, Ohio, Maryland, West Virginia, North Carolina and South Carolina. The Corporation provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network which is led by its largest affiliate, First National Bank of Pennsylvania. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, international banking, business credit, capital markets and lease financing. Consumer banking provides a full line of consumer banking products and services including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. Wealth management services include fiduciary and brokerage services, asset management, private banking and insurance. We also operate Regency Finance Company, which had 77 consumer finance offices in Pennsylvania, Ohio, Kentucky and Tennessee as of March 31, 2018.

As of March 31, 2018, the Corporation had total assets of $31.7 billion, loans of $21.3 billion and deposits of $22.5 billion.

Our principal executive offices are located at 12 Federal Street, One North Shore Center, Pittsburgh, Pennsylvania 15212, and our telephone number is (800) 555-5455.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our historical ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

	For the three months ended March 31,		For the years ended December 31,
	2018	2017	2017	2016	2015	2014	2013
Ratio of earnings to fixed charges:
Excluding interest on deposits	5.56x	3.22x	5.75x	8.07x	10.58x	11.85x	9.84x
Including interest on deposits	3.13x	2.13x	3.38x	4.15x	5.04x	5.10x	4.40x

Ratio of earnings to fixed charges and preferred stock dividends:
Excluding interest on deposits	5.12x	2.83x	4.96x	6.24x	7.35x	7.51x	9.84x
Including interest on deposits	3.03x	2.02x	3.16x	3.73x	4.33x	4.27x	4.40x

Note:

We calculate our ratio of earnings to fixed charges by adding income before income taxes plus fixed charges and dividing that sum by our fixed charges. Our fixed charges consist of interest expense and the portion of our rental expense deemed to represent interest. We calculate our ratio of earnings to fixed charges and preferred stock dividends by adding income before income taxes plus fixed charges minus preferred stock dividends and dividing that sum by our fixed charges. Our fixed charges for this ratio consist of interest expense, the portion of our rental expense deemed to represent interest and preferred stock dividends.

THE SECURITIES WE MAY OFFER

We may use this prospectus to offer securities in one or more offerings. A prospectus supplement, which we will provide to prospective investors each time we offer securities, will describe the amounts, prices and detailed terms of the securities and may describe risks associated with an investment in the securities. We will also include in the prospectus supplement, where applicable, information about material United States federal income tax considerations relating to the securities. Terms used in this prospectus will have the meanings described in this prospectus unless otherwise specified. The securities of each class as described in this prospectus may also be offered and sold, from time to time, by one or more selling security holders to be identified in the future.

We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept or to reject in whole or in part any proposed purchase of our securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of our securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

Common Stock

We may sell our common stock, par value $0.01 per share. In a prospectus supplement, we will describe the aggregate number of shares offered and the offering price or prices of the shares.

Debt Securities

We may sell debt securities, including senior debt securities and subordinated debt securities, which may be senior or subordinated in priority of payment. We will provide a prospectus supplement that describes the ranking, whether senior or subordinated, the level of seniority or subordination (as applicable), the specific designation, the aggregate principal amount, the purchase price, the maturity, the redemption terms, the interest rate or manner of calculating the interest rate, the time of payment of interest, if any, the terms for any conversion or exchange, including the terms relating to the adjustment of any conversion or exchange mechanism, the listing, if any, on a securities exchange and any other specific terms of the debt securities.

Preferred Stock; Depositary Shares

We may sell shares of our preferred stock, par value $0.01 per share, in one or more series. In a prospectus supplement, we will describe the specific designation, the aggregate number of shares offered, the dividend rate or manner of calculating the dividend rate, the dividend periods or manner of calculating the dividend periods, the ranking of the shares of the series with respect to dividends, liquidation and dissolution, the liquidation preference of the shares of the series, the voting rights of the shares of the series, if any, whether and on what terms the shares of the series will be convertible or exchangeable, whether and on what terms we can redeem the shares of the series, whether we will offer depositary shares representing shares of the series and if so, the fraction or multiple of a share of preferred stock represented by each depositary share, whether we will list the preferred stock or depositary shares on a securities exchange and any other specific terms of the series of preferred stock.

Warrants

We may sell warrants to purchase our debt securities, depositary shares, shares of preferred stock or shares of our common stock. In a prospectus supplement, we will inform you of the exercise price and other specific terms of the warrants, including whether your or our obligations, if any, under any warrants may be satisfied by delivering or purchasing the underlying securities or their cash value.

Purchase Contracts

We may sell purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of our debt securities, depositary shares, preferred stock or common stock. The price of our debt securities or price per share of common stock or preferred stock, as applicable, may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula contained in the purchase contracts. We may sell purchase contracts in such amounts and in as many distinct series as we wish. The applicable prospectus supplement will describe the terms of any purchase contracts.

Units

We may sell any combination of one or more of the other securities described in this prospectus, together as units. In a prospectus supplement, we will describe the particular combination of securities constituting any units and any other specific terms of the units.

USE OF PROCEEDS

Unless we inform you otherwise in a prospectus supplement, we will use the net proceeds from the sale of any securities we sell for general corporate purposes, including working capital, acquisitions, capital expenditures and the repayment of indebtedness. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds in the event that the securities are sold by a selling security holder.

VALIDITY OF SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered by this prospectus will be passed upon for the Corporation by Reed Smith LLP, Pittsburgh, Pennsylvania.

EXPERTS

The consolidated financial statements of F.N.B. Corporation and subsidiaries appearing in our Annual Report (Form 10-K) for the year ended December 31, 2017 and the effectiveness of our internal control over financial reporting as of December 31, 2017 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

$

    % Fixed-to-Floating Rate Subordinated Notes due 2029

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Morgan Stanley	Sandler O’Neill + Partners, L.P.

                    , 2019